EXHIBIT (c)(i)

Consolidated Financial Statements of the Registrant for the fiscal year ended June 30, 2024

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the Queensland Treasury Corporation’s (the “Corporation” or “QTC”) and the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

●	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

●	the effects, both internationally and in Australia, of any economic downturn, as well as the effect of ongoing economic, banking and sovereign debt risk;

●	the effect of natural disasters, epidemics and geopolitical events, such as the Russian invasion of Ukraine and the Israel-Hamas conflict;

●	increases or decreases in international and Australian domestic interest rates;

●	changes in and increased volatility in currency exchange rates;

●	changes in the State’s domestic consumption;

●	changes in the State’s labor force participation and productivity;

●	downgrades in the credit ratings of the State or Australia;

●	changes in the rate of inflation in the State;

●	changes in environmental and other regulation; and

●	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

(c)(i)-1

ANNUAL REPORT 2023–24 Protecting and advancing Queensland’s financial interests QUEENSLAND TREASURY CORPORATION

ACKNOWLEDGMENT OF COUNTRY

In the spirit of reconciliation, Queensland Treasury Corporation (QTC) acknowledges the Traditional Custodians of country throughout Australia and their connections to land, sea and community. We acknowledge Aboriginal and Torres Strait Islander peoples as the First Australians and pay our respect to their Elders past and present and extend that respect to all Aboriginal and Torres Strait Islander peoples today.

QTC acknowledges the Jagera and the Turrbal people as the Traditional Custodians of Meanjin (Brisbane) and the lands on which we live and work.

b	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

CONTENTS

Letter of compliance	2

Queensland Treasury Corporation	3

Role and responsibilities	4

Chair’s report	5

Chief Executive Officer’s report	6

Achieving sustainable access to funding	8

Creating value for the State and clients	10

Achieving operational excellence	13

Environmental, social and governance commitment	15

Corporate governance	16

Financial statements	23

Appendices	63

Appendix A – Statutory and mandatory disclosures	64

Appendix B – Glossary	65

Appendix C – Compliance checklist	66

Appendix D – Contacts	67

Turrbal Country (Meanjin)

Level 31, 111 Eagle Street

Brisbane Queensland Australia

Telephone:  +61 7 3842 4600

Email:     enquiry@qtc.com.au

Queensland Treasury Corporation’s annual reports (ISSN 1837-1256 print; ISSN 1837-1264 online) are available on QTC’s website

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	1

15 August 2024

The Honourable Cameron Dick MP

Deputy Premier, Treasurer and

Minister for Trade and Investment

GPO Box 611

Brisbane QLD 4001

Dear Deputy Premier

I am pleased to present to the parliament the Annual Report 2023–24 and financial statements for Queensland Treasury Corporation.

I certify that this Annual Report complies with:

●  the prescribed requirements of the Financial Accountability Act 2009 and the Financial and Performance Management Standard 2019, and

●  the detailed requirements set out in the Annual Report requirements for Queensland Government agencies.

A checklist outlining the annual reporting requirements can be found at page 66 of this Annual Report.

Sincerely

Damien Frawley

Chair

LEVEL 31, 111 EAGLE STREET, BRISBANE QUEENSLAND AUSTRALIA 4000

GPO BOX 1096, BRISBANE QUEENSLAND AUSTRALIA 4001

T: 07 3842 4600 ➢ F: 07 3221 4122

2	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

Vision

Protecting and advancing

Queensland’s financial interests

Mission

To deliver optimal financial

outcomes through sound funding

and financial risk management

Values

Integrity

Accountability

Growth

QUEENSLAND TREASURY CORPORATION

The Queensland Treasury Corporation (QTC) has a statutory responsibility to advance the financial position of the State. It also manages and minimises financial risks in the Queensland public sector. Established under the Queensland Treasury Corporation Act 1988 (QTC Act), QTC is a corporation sole, reporting through the Under Treasurer to the Treasurer and the Queensland Parliament.

Pillars

Client Centricity

Our clients’ goals, as reflected in government priorities, are at the heart of all we do.

Great Place to Work

We are focused on our people and creating great leaders. We show respect by recognising contributions, welcoming ideas, acting with honesty, being inclusive and embracing diversity.

Risk Mindset

To achieve our objectives, we strike a balance between innovation and risk.

Creating Value for Queensland

We prioritise Queenslanders’ economic and social outcomes in our work.

Innovation and Excellence

We leverage our creativity and technology and look for ways to innovate and improve.

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	3

ROLE AND RESPONSIBILITIES

At QTC, we are committed to protecting and advancing the financial interests of Queensland.

QTC is the central financing authority for the Queensland Government and provides financial resources and services for the State. We manage the State’s funding program in the global capital markets to deliver sustainable and cost-effective borrowings for the Queensland Government—principally through Queensland Treasury. Our clients also include government owned corporations, departments, agencies, local governments, and other entities such as universities.

With a statutory role to advance the financial interests and development of the State, we work closely with Queensland Treasury and other clients to deliver financial, economic and social outcomes. This includes the development of innovative, long-term solutions that contribute to the growth of Queensland’s economy.

We protect Queensland’s financial interests and deliver better financial outcomes by centralising the management of our clients’ borrowings, cash investments, and financial risks.

We play an integral role in managing the State’s finances, working closely with our clients on their financial exposures, to identify opportunities to minimise costs and risks, and maximise outcomes.

4	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

CHAIR’S REPORT
DAMIEN FRAWLEY CHAIR

On behalf of the Queensland Treasury Corporation Capital Markets Board, I am pleased to present Queensland Treasury Corporation’s Annual Report for 2023–24, another significant year of transformation and growth for QTC.

Following the appointment of Leon Allen as Chief Executive Officer on 20 February 2023, QTC commenced a substantial period of renewal. This included a review of our strategy through a whole of business consultation process and the creation of five strategic pillars to reaffirm our client focus and guide our delivery of improved risk management and operational excellence.

In 2023–24, the Board welcomed Dr Natalie Smith as a member, along with Michael Carey, Under Treasurer, as the Board’s new Queensland Treasury representative. QTC also benefitted from the reappointment of Rosemary Vilgan for a further term.

A new Executive Leadership Team was welcomed this year to help advance Queensland’s financial interests. Their combined expertise and diverse leadership profile align with our ambition to be a leading central financing authority. Through the lens of new leadership, we have gained further understanding of external factors and evolving client requirements and continued to optimise our business model, while enhancing our already innovative products and advisory services.

QTC’s strong operating model and talented pool of employees ensured that all strategic goals for the year were achieved. This included meeting all client borrowing needs and completing the State’s $14.5 billion 2023–24 borrowing program ahead of schedule during a challenging year for financial markets.

We expanded our advisory services to lift its capacity for QTC to assist clients to achieve quality outcomes aligned with government’s policy priorities. A key focus for our advisory services is the energy transition and growing infrastructure requirements that will shape Queensland’s social and economic future. To support clients through this change, we continued to leverage our core strengths as the State’s central financing authority as well as add capability such as our new carbon and commodity trading product.

We also supported the State’s focus on decarbonising the economy by expanding QTC’s green bond eligible project and asset pool to remain the largest Australian dollar issuer of independently certified green bonds, with total outstandings of $12.545 billion.

The Board is fully committed to strengthening QTC and guiding it towards its strategic vision as a leading central financing authority providing expert financial resources and services to support the growth of the Queensland economy.

I look forward to working with my fellow Board members and the Executive Leadership Team on QTC’s continued success.

D J FRAWLEY Chair 15 August 2024

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	5

CHIEF EXECUTIVE OFFICER’S REPORT

LEON ALLEN CHIEF EXECUTIVE OFFICER

The 2023–24 financial year saw the continuation of challenging economic and market conditions that have featured in QTC’s operating environment in recent years. Bond market conditions continued to be volatile, responding to the evolving policy settings of central banks around the globe addressing post-pandemic inflationary pressures.

Despite challenging conditions, QTC’s reputation as an established semi-government issuer enabled it to achieve its target program of $14.5 billion in issuance. Following early completion of it’s borrowing program, QTC issued an additional $5.2 billion for a total of $19.7 billion during 2023–24*. In doing so, QTC continued to deliver material benefits to the State through cost-effective borrowing, risk management, on-lending and cash management.

QTC was recognised as a leader in global bond markets and received international recognition as the Largest Certified Climate Bond in 2023 at the Climate Bonds Initiative (CBI) Climate Bonds Awards. In January 2024, QTC issued a new 2034 green bond which received strong support from investors domestically and offshore.

QTC continued to ensure maximum value from its investments in advisory services through better alignment with Queensland Treasury as its primary client to support the delivery of identified priorities and opportunities for improved fiscal outcomes. This work focused on a range of projects including the State’s renewable energy transition and the State’s investments in expanded community services.

QTC’s ability to navigate complex market conditions, and protect and advance Queensland’s financial interests, was underpinned by its strong risk management and operational performance.

Funding outcomes

QTC executed term debt issuance and maintained its strong liquidity position over the year with all debt servicing obligations met. The strength of QTC’s liquidity was recognised by the credit rating agencies in assessing the State’s credit position.

QTC completed its 2023–24 borrowing program of $14.5 billion ahead of schedule, and issued an additional $5.2 billion. Issuance was executed through $10.5 billion in syndicated deals, $3.5 billion in tenders and $5.7 billion via reverse enquiry, underlining QTC’s focus on having a majority of its program via public issuance.

The Queensland Government and QTC continued to provide transparent and regular updates to the market on Queensland’s fiscal position and borrowing program, including $1.0 billion reduction in the borrowing program to $14.5 billion due to general government revenue uplifts following the Queensland 2023–24 Budget Update released on 13 December 2023.

Following the Queensland 2024–25 State Budget, released on 11 June 2024, QTC announced an indicative term debt borrowing program of $24.9 billion for the 2024–25 financial year. Following this, QTC issued $2.7 billion to 30 June 2024.

Operating results

QTC reported an operating profit after tax from its capital markets operations of $166.8 million (2022–23: $156.4 million profit after tax). This outcome was supported by effective liquidity management, which generated a positive 50 basis points in net returns. Expenditure was also closely managed within approved limits.

In 2023–24, the Cash Fund continued to deliver positive investment returns to government clients. As at 30 June, funds under management were $9.5 billion and outperformed the Bloomberg AusBond Bank Bill Index by 63 basis points.

*13 June 2023 to 10 June 2024

6	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

QTC’s retained earnings balance of $839 million demonstrates its strong financial position and resilience against operational risk events. Retained earnings are closely monitored to ensure QTC’s Board-prescribed capital requirements are met.

In addition, QTC’s net earnings have contributed to the payment of $140 million in dividends to the State over the past five years. QTC’s dividend payments are made on a needs basis, with no dividend recommended to the Board for 2023–24.

Sustainability

QTC worked closely with stakeholders and the Queensland Government to deliver initiatives that support environmental, social and governance (ESG) outcomes for Queensland. This included collaborating with the Queensland Government on the development of the Queensland Sustainability Report 2023, which outlines the State’s ESG frameworks, policy initiatives, risk-management approach and metrics. As interest in ESG-related risks continued to increase, sharing the State’s position on key issues and future plans enhanced investor confidence and fosters long-term value creation.

QTC informed Queensland Treasury negotiations with the Commonwealth Government on funding agreements and supported social services agencies with financial modelling on housing demand in Queensland.

QTC’s green bond program continued to support Queensland Government climate action initiatives. In January 2024, we issued $2.75 billion of a new 4.75% February 2034 CBI certified green bond. This was QTC’s sixth green bond line—with maturities of 2029, 2031, 2032, 2033 and 2034. QTC’s inaugural green bond issued in 2017 matured in March 2024. This year, we added 13 new assets to our green bond asset pool, reflecting the Government’s focus on decarbonising the economy, including significant energy transformation projects. We aim to continue to remain a regular green bond issuer and support ongoing liquidity in our green bond product to investors.

Value delivered for the State

QTC worked closely with Queensland Treasury to deliver a program of advisory work aligned with the Queensland Government’s priorities that focused on maximising financial, social and economic development outcomes for the State.

QTC continued to assist Queensland’s government owned corporations and local governments with a range of advisory work in risk management, forecasting, asset and debt strategies and financial sustainability.

QTC helped enhance financial capability across the public sector through its education collaboration with The University of Queensland.

Operational excellence

A focus throughout 2023–24 has been the launch of the new QTC values as a key driver of cultural uplift. This underpinned enhanced people and culture strategies including diversity, equity and inclusion, leadership development and the modernisation of policies, including enhanced flexible working arrangements. We remain focused on a performance culture and enhancing the employee experience.

Looking ahead

As the central financing authority for Queensland Government, we continued to adapt to an ever-changing external environment and expanding client requirements. Risk management is a core driver of change and continuous improvement at QTC, while we continue to prioritise Queenslanders’ economic and social outcomes in our work.

We look forward to delivering against our five new strategic pillars:

∎	Client Centricity (our clients are at the heart of everything we do)

∎	Great Place to Work (we are focused on our people and creating great leaders)

∎	Risk Mindset (we embrace risk management as a driver of change and continuous improvement)

∎	Creating Value for Queensland (we prioritise the State’s economic and social outcomes in our work)

∎	Innovation and Operational Excellence (we leverage our creativity and technology and look for ways to innovate and improve).

With the support of the Board, the new Executive Leadership Team is guiding QTC’s strategic direction to deliver operational excellence, which includes delivery of our enterprise-wide improvement initiatives to strengthen an already high performing organisation.

I would like to extend my sincere thanks to QTC’s dedicated staff of skilled professionals. Thank you for remaining focused on serving Queensland’s public interest and delivering services to a high standard amidst ongoing change.

L ALLEN

Chief Executive Officer

15 August 2024

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	7

* Turnover for period 1 July 2023 to 30 June 2024.

ACHIEVING SUSTAINABLE ACCESS TO FUNDING

QTC completed the State’s $14.5 billion 2023–24 indicative term debt borrowing program on 29 April 2024, ahead of schedule. QTC continued to attract a diversified investor base, further supported by the establishment of three new bond lines.

Meeting the State’s funding requirements

QTC is an established bond issuer in global fixed-income markets and raises the funds needed by the State each year with its bond issues consistently over-subscribed.

On 13 June 2023, following the release of the 2023–24 State Budget, QTC announced it would raise $15.5 billion to meet the State’s term debt borrowing requirement.

On 13 December 2023, the requirement was decreased by $1.0 billion to $14.5 billion, following the Queensland 2023–24 Budget Update. The reduction was due to general government revenue uplifts.

QTC met its borrowing requirement of $14.5 billion and issued an additional $5.2 billion. Issuance was executed through $10.5 billion in syndicated deals, $3.5 billion in tenders and $5.7 billion via reverse enquiry.

QTC’s well-managed funding program and reputation for high-quality debt issuance, means Queensland has been able to access the funds it needs at cost-effective rates. To attract a broad investor base, QTC offers investors a diverse range of high-quality financial securities.

2023–24 funding highlights included three new bond lines:

∎  5.25% 21 July 2036 benchmark bond

∎  4.75% 2 February 2034 green bond

∎  3m BBSW+33bp 6 May 2030 floating rate note

In 2023–24, QTC maintained the State’s strong liquidity position, which supports the State’s credit rating and provides reserves during periods of market volatility.

On 11 June 2024, QTC announced its indicative $24.9 billion term debt borrowing requirement for 2024–25.

Funding performance

QTC’s proactive management of the State’s borrowing program and clients’ funding requirements helped smooth the maturity profile of debt on issue and reduce refinancing risk. All fixed rate debt issued in 2023–24 was in maturities 2029 and longer.

Over the financial year, QTC kept the market informed with open and transparent information on funding activity and the State’s economic, fiscal, environmental, social and governance (ESG) commitments. This included regular market engagements through the Funding and Markets Division, digital communication channels, and virtual and face-to-face meetings and events.

QTC’s issuance strategy continues to support its commitment to a diverse range of funding sources, complementing its core AUD benchmark bonds and offering investors flexibility in their investment options.

8	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

Sustainable finance

In January 2024, QTC issued a new green bond line, extending QTC’s green bond curve—with maturities in 2029, 2031, 2032, 2033 and 2034. QTC’s inaugural green bond, issued in 2017 matured in March 2024. The new $2.75 billion 2034 green bond, that was strongly bid, highlighted the continued interest of both onshore and offshore investors in QTC’s green bond program. The transaction was also well-supported across investor type.

As at 30 June 2024, QTC remained the largest Australian dollar issuer of green bonds with five Climate Bonds Initiative (CBI) certified green bonds and total outstandings of $12.545 billion. QTC continued to engage with government clients to grow and diversify its pool of eligible green bond assets and support Queensland’s pathway to climate resilience and an environmentally sustainable economy.

This year, 13 new eligible assets and projects were added to the green bond pool, reflecting the Queensland Government’s focus on decarbonising the economy, including ongoing delivery of significant energy transformation programs, while supporting improved environmental and community outcomes. QTC’s green bond eligible asset pool now stands at $18.561 billion.

QTC’s annual Green Bond Report provides information on proceeds allocated against eligible assets, descriptions of assets and relevant performance indicators. Governance processes are set out in QTC’s Green Bond Framework that is aligned with both the internationally recognised Climate Bonds Initiative (CBI) and International Capital Market Association (ICMA) standards.

In 2023, QTC collaborated with the Queensland Government on the development of the Queensland Sustainability Report 2023 with information about the State’s ESG commitments and outcomes.

Funding instruments

QTC has a diverse range of funding instruments in a variety of markets and currencies. The majority of QTC’s funding is sourced through long-term debt instruments, with QTC’s AUD benchmark bonds being the principal source of funding. As at 30 June 2024, QTC’s total debt outstanding was approximately $139.1 billion at face value*.

Long-term debt instruments include Australian dollar denominated bonds from benchmark and non-benchmark programmes as well as multi-currency Euro Medium Term Notes (MTN) and United States MTN. Short-term instruments include domestic treasury notes, Euro Commercial Paper (CP) and US CP programmes.

*Face value is the dollar amount due to investors once a bond reaches maturity.

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	9

CREATING VALUE FOR THE STATE AND CLIENTS

In 2023–24, QTC supported its primary client, Queensland Treasury, with financial and economic services to enhance Queensland’s prosperity. This work delivered cost-savings, economic benefits and more informed decision-making. Positive outcomes were achieved through high-quality services in financial program and commercial advisory, debt and cash management, foreign exchange and economic research.

Financial advice for the State’s public sector

In the year under review, QTC worked closely with Queensland Treasury to deliver a program of work aligned with the Queensland Government’s priorities to maximise financial and social outcomes for the State. Key priority areas included energy, investment, housing, health and social services.

Highlights included:

∎  Financial and risk advice – assisted Queensland Treasury with key projects including investment due diligence advice on high-priority projects and provided financial analysis and modelling to inform State and Commonwealth Government funding outcomes.

∎  Capital program – continued to assist Queensland Treasury and the Department of State Development and Infrastructure with a coordinated program of work to help further inform and manage the whole-of-government capital program.

∎  Housing – continued to support Queensland Treasury and the Department of Housing, Local Government, Planning and Public Works (DHLGPPW) with several initiatives from the Homes for Queenslanders plan including assisting with market modelling and the Housing Investment Fund.

∎  Youth justice – assisted the Department of the Premier and Cabinet in commissioning independent evaluations of youth justice-related initiatives and programs to identify opportunities for future investment.

∎  Sustainability – supported Queensland Treasury and other agencies with projects to enhance environmental policy frameworks and analysis for the State.

QTC delivered a broad range of financial advisory assignments for departments and agencies, local governments and government owned corporations (GOCs) that supported sound investment, minimised risk, increased efficiencies and delivered broader social and economic outcomes.

Highlights included:

∎  Government owned corporations – provided Queensland Treasury, shareholding departments and government businesses with insights into their financial performance, analysis of corporate plan forecasts and identification of key risks for the businesses and their industries.

∎  Energy – continued to support least-cost transition through market modelling, analysis and research.

∎  Local government – supported the financial sustainability of the local government sector as financier and through complementary treasury management, advisory and education services aligned to State priorities.

10	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

Enhancing financial capability in Queensland’s public sector

QTC provides education services to enhance financial decision-making across the Queensland public sector. Since 2017, this has been delivered in collaboration with The University of

Queensland.

In 2023–24, QTC delivered custom training programs to Hospital and Health Services, the Department of Justice and Attorney General and the Department of Housing, Local Government, Planning and Public Works (DHLGPPW). During the first half of 2024, QTC commenced work with DHLGPPW on designing an enhanced program to support core capability development for local government clients.

The balanced, state-wide approach of the QTC Education Program ensures comprehensive coverage and inclusivity with approximately 50% of courses being delivered regionally and 50% in SEQ. The program also reached a wide range of public sector employees on a variety of different financial literacy topics through the open program (42%) and custom delivery (58%). The webinar series, a cornerstone of the QTC Education Program, evolved to offer both new and returning learners valuable insights into financial management and access to a focused series of economic updates.

Financial risk management for government owned corporations

QTC assisted government owned corporations (GOCs) with risk management, advisory, forecasting, asset and debt strategies, and commercial evaluations. This includes GOC performance reviews for Queensland Treasury and detailed annual borrowing assessments and credit reviews, as well as funding options analysis for large infrastructure projects. QTC combined its deep quantitative and technical skills with a unique combination of equity and debt perspectives, to deliver timely and impactful commercial advice.

Fostering strong relationships with local government

QTC has continued to work closely with State Government, local government and key stakeholders to support the delivery of financially sustainable council outcomes.

In 2023–24, QTC provided a dedicated team to deliver services to the local government sector including:

∎	treasury management services including the provision of debt and investment advice and transactional services support

∎	advisory services to support and assist the financial sustainability of councils and the local government sector, and

∎	education services consisting of capability uplift training including support for council officers, and the induction of new and returning elected members that focused on financial management, service planning, risk management, asset management, budget development and public sector governance.

This year the program priority for QTC’s education services was uplifting financial literacy across the sector and supporting elected member capability in interpreting and understanding key financial reports. QTC also delivered economic updates for councils, workshops, and contributed thought leadership events for the Local Government Association of Queensland (LGAQ) and Local Government Finance Professionals (LGFP).

QTC assisted the Department of Housing, Local Government, Planning and Public Works (DHLGPPW) with the implementation of the Local Government Sustainability Framework. QTC also worked with DHLGPPW to develop a proposal to better support the long-term sustainability of councils serving First Nations communities.

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	11

Debt and risk management

In the year under review, QTC continued to provide clients with a low cost of funds by capturing the significant economies of scale and scope in the centralised issuance, management and administration of the State’s debt. QTC’s debt management strategies provided cash flow savings for Queensland Treasury. This was in a market that presented challenges for issuers and borrowers alike.

Loans to clients

	TOTAL DEBT OUTSTANDING (FAIR VALUE) 30 JUNE 24 A$‘000	TOTAL DEBT OUTSTANDING (FAIR VALUE) 30 JUNE 23 A$‘000

General Government[1]	44,844,760	40,103,888

Government Owned Corporations	28,969,503	27,943,926

Statutory Bodies[2]	17,835,369	17,198,764

Local Government	6,301,907	5,869,692

Other Entities	310,786	290,345

Total	98,262,325	91,406,615

1. Includes other bodies within the public accounts 2. Includes Queensland water entities, universities, grammar schools and water boards

Since late 2019, the combined duration of the core Treasury facilities had been progressively lengthened at relatively low interest rates. This resulted in the core book rate being further protected from the increase in yields that began in September 2021 and continued to increase throughout 2023–24, although moderated in the second half of the financial year, with yields staying relatively range bound.

Working with Queensland Treasury, QTC has proactively managed the timing of drawdowns, use of facilities and book rate reviews to capture further value in interest costs paid by Queensland Treasury during the year.

QTC borrows from financial markets and lends to its clients at an interest rate based on QTC’s cost of funds plus an administration fee to cover the cost of QTC’s operations. The table above summarises client borrowings at 30 June 2024.

Cash management

QTC offers cash management products that enable our clients to increase the value of their surplus funds. The products include a Cash Fund, Fixed Rate Deposits, and a Working Capital Facility. In 2023–24, the Cash Fund delivered positive investment returns to government clients. At 30 June 2024, funds under management were $9.5 billion. The Cash Fund provided strong relative returns and outperformed the Bloomberg AusBond Bank Bill Index by 63 basis points.

The Cash Fund is underpinned by the quality of the investments, with 100% of the Cash Fund invested in entities rated ‘A-’ or higher by S&P Global Ratings at 30 June 2024. Throughout the year, QTC continued to meet with clients to provide insights into the Cash Fund’s structure, strategy and performance. The Cash Fund dynamically managed credit and money market positions in a volatile interest rate and credit spread environment.

Foreign exchange

QTC’s foreign exchange (FX) services, including its online platform, enable its public sector clients to access wholesale market rates and hedge against currency fluctuations.

In 2023–24, the FX service continued to grow to record transaction volumes for QTC. QTC continued to work with agencies to increase cost-saving opportunities through dual currency pricing for the procurement of goods manufactured offshore.

Carbon and commodities

QTC’s internal treasury management system was updated during 2023–24 to assist clients to manage commodity price variations in procurement contracts. This system upgrade also included future capability for trading in Australian Carbon Credits Units (ACCUs) in the secondary market.

Economic research

QTC provided clients with a variety of economic services in 2023–24. These included regular publications and topical research, in-person presentations and webinars, and other support such as flagging relevant research and responding to questions or requests.

12	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

ACHIEVING OPERATIONAL EXCELLENCE

QTC’s performance in 2023–24 was underpinned by its commitment to maintaining high organisational standards to enable an environment where corporate goals can be achieved, and organisational risks are actively monitored and managed.

Operational excellence

In 2023–24, QTC drove continuous improvements and with the appointment of a new Chief Executive Officer in February 2023, an enterprise-wide review of the strategy was undertaken along with a streamlining of the leadership team. A new Executive Leadership Team is guiding QTC’s strategic direction which includes delivery of an enterprise-wide change program. Five new strategic pillars guide strategy to reaffirm QTC’s client focus and delivery of operational excellence in an ever-changing external environment: Client Centricity, Great Place to Work, Risk Mindset, Creating Value for Queensland, and Innovation and Operational Excellence.

Technology, system and business process enhancements

In the year under review, QTC settled $367 billion in transaction volume, with $0 cost of errors, which was an exceptional effort. We continued to focus on opportunities to automate processes, improve data quality and maintain system currency. There was also further investment in capabilities consistent with growing volume of transactional activity.

Two important changes to QTC’s Treasury Management System, Findur, were completed this year. We undertook a major upgrade to ensure ongoing support from the vendor, and implemented enhancements that will enable QTC to trade carbon and commodity products. All components of the core treasury management platform are on current versions and are fully supported by product vendors.

QTC completed a strategic review of the technology function which identified opportunities for investment and service uplift. Actions to address the recommendations will be implemented as part of QTC’s change portfolio.

In addition, during the year, QTC strengthened business planning and corporate performance measurement processes as part of its continuous improvement initiatives.

Change portfolio

QTC defined and prioritised a portfolio of change initiatives that represents a material uplift in capability.

The portfolio seeks to deliver business benefits across QTC including strengthening our cyber posture, building technology and data capability, and improving the client, investor and employee experience.

Corporate risk management and efficiency

Improved risk management has been a core business priority. This included a proactive approach to identifying and mitigating risks, requiring the engagement of all staff. QTC regularly checks risk levels and controls, while providing assurance to management and the Board regarding effectiveness.

Throughout 2023–24, QTC managed its portfolio market risk exposures and continued to hold a portfolio of diverse, liquid financial securities that met the State’s liquidity requirements, and was consistent with policy frameworks.

QTC’s internal audit program in 2023–24 continued to focus on assessing and improving the effectiveness of key controls in managing and mitigating QTC’s key risks. Improvements were implemented with Board oversight.

Activities were undertaken to achieve a more complete understanding of cyber risk within critical systems and information assets. There has been an uplift in QTC’s cyber posture and capability to boost cyber incident response preparedness to achieve continuity in the event of major disruption.

QTC has a thorough compliance training program to ensure staff understand risks and their obligations. All funding and markets staff received face-to-face training on key protocols and conduct. All staff completed mandatory training on various compliance topics including the code of conduct, workplace health and safety, discrimination, insider trading, cyber risk and privacy.

QTC provided specialised training, such as anti-money laundering and counter-terrorism financing training, to specific roles. As part of International Fraud Awareness Week 2023, a training seminar was delivered focusing on the elements of fraud and corruption, and the role of the Crime and Corruption Commission in investigating corrupt conduct.

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	13

Diversity and wellbeing

QTC’s renewed Diversity, Equity and Inclusion (DEI) Strategy for 2024–2026 was adopted in 2023, recognising that diversity of perspective and experience improves performance, inclusion within our workforce, and employee engagement. In 2023–24, this took on a specific focus of advancing equity outcomes for women.

Key initiatives focused on enhancing employee diversity and wellbeing included:

∎	enhancing the experience of women throughout the employee lifecycle (e.g., promotions, reward, recruitment)

∎	internal reporting on gender pay gap data and women in leadership to drive people and culture policies

∎	celebrating International Women’s Day (IWD), participating in the UN Women Australia IWD event and hosting an internal event with female business leaders

∎	elevating employee understanding of First Nations peoples through dedicated events and activities, cultural awareness training, an enhanced First Nations Resource Hub and new First Nations Book Library

∎	raising awareness for inclusivity and diversity by aligning our initiatives with the Queensland Government’s community events and the community that we serve, in particular through National Reconciliation Week 2024

∎	supporting flexible and adaptive working through an updated policy and by offering a range of working arrangements to enable business outcomes and remain responsive and agile

∎	continuing our partnership with Stepping Stones, supporting people living with mental illness with meaningful employment and connection with community

∎	maintaining and promoting to employees our accredited Mental Health First Aid Officers, to support colleagues who may be experiencing a mental health problem

∎	a range of mental and physical health programs to support employee wellbeing, including ongoing access to an Employee Assistance Program, and

∎	ongoing outreach with secondary school students to encourage gender equal interest in STEM subjects and future careers in the banking and finance industry.

Workforce

QTC’s people and culture practices continued to focus on supporting a dynamic workforce. A focus throughout 2023–24 was relaunching and embedding the new QTC values as a key driver of culture and engagement.

QTC competes in the financial sector to attract and retain its high calibre employees. Under the Queensland Treasury Corporation

Act 1988, QTC employees are hired on individual contracts, with employment practices aligned to the financial markets in which it operates.

QTC strategically reviewed its remuneration framework to ensure that our approach continues to reflect the expected standards for a modern financial services organisation.

Elevated turnover is not uncommon for organisations undertaking change. Analysis of departure transfer information identified significant movement into government owned corporations (GOCs) and the public sector. Notwithstanding the benefit of this capability moving into the State entities, QTC’s talent and workforce planning continued to ensure that the organisation retains the workforce capability and capacity it requires to deliver on its strategy.

The development and implementation of a QTC leadership development program commenced in 2023–24 and will be further cascaded by leadership level across 2024–25.

QTC continued to embed practices and policies in response to changes in the Australian employee relations landscape in recent years. This includes areas such as psychosocial health and DEI by supporting Board and employee awareness and understanding of the obligations arising from these changes through leader forums, interactive staff workshops and ongoing internal communications.

14	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

ENVIRONMENTAL, SOCIAL AND GOVERNANCE COMMITMENT

In 2023–24, QTC worked closely with its stakeholders to deliver key environmental, social and governance (ESG) initiatives, including:

∎	providing institutional investors with green investment opportunities via QTC green bonds

∎	supporting the Queensland Government to deliver initiatives that support ESG outcomes for Queensland

∎	enhancing cultural awareness of First Nations Peoples, and

∎	providing organisational contributions that benefit the community.

Supporting the Queensland Sustainability Report 2023

QTC collaborated with the Queensland Government on the development of the third Queensland Sustainability Report that outlines the Queensland Government’s approach to managing sustainability risks and opportunities. The report includes the governance structures underpinning policy oversight and implementation, provides information on the Queensland Government’s commitments and policies for addressing sustainability risks and opportunities, and describes how the Queensland Government measures, monitors and manages its sustainability risks and opportunities.

Supporting ESG outcomes for Queensland

QTC worked closely with its clients on initiatives that support social outcomes for the State, including projects to support the Queensland Government to address challenges to meet the housing needs of Queenslanders, improve the financial sustainability of health services, and build solutions for regional local governments.

Supporting Queensland’s Energy Transition

Since release of the Queensland Energy and Jobs Plan, QTC has continued its work with the energy government owned corporations (GOCs) regarding strategic GOC performance reviews, borrowing assessments, credit reviews and funding advice.

QTC has also supported Queensland Treasury and the Department of Energy and Climate in the analysis of initiatives that support the energy transition and pathway to Net Zero.

Expanding QTC’s green bond issuance

QTC green bond program supports Queensland’s pathway to climate resilience and an environmentally sustainable economy, so increasing green bond issuance remains an important priority. With 13 new assets added, QTC’s eligible green bond asset pool now stands at $18.561 billion, of which $12.546 billion of green bond net proceeds have been allocated. The size of QTC’s eligible asset pool allows us to remain a regular green bond issuer, with the aim of increasing the liquidity in our green bond product to investors.

Enhancing cultural awareness of First Nations Peoples

QTC’s renewed Diversity, Equity and Inclusion (DEI) Strategy for 2024–2026 confirmed our commitment to reconciliation through enhancing our employees’ cultural awareness of First Nations Peoples. It provides a roadmap that will see an expanded program of activities in 2024–25 and beyond.

In 2023–24, QTC continued to make strong progress in supporting employees’ understanding of our First Nations cultural heritage through an enhanced First Nations Resource Hub that provides resources and information to support genuine and respectful workplace practices. This was further extended by adding a hard copy library of First Nations books in QTC offices. QTC also delivered regular cultural awareness training to employees in partnership with an Indigenous-owned cultural learning organisation.

By marking key dates of significance as an organisation, including NAIDOC Week 2023 and National Reconciliation Week 2024, with a focus on awareness, education and engagement, QTC employees are provided with various opportunities to learn more about First Nations culture and history and engage with community activities and events. Indigenous-owned suppliers were used for catering during these events.

Contributing to our community

QTC contributed to a range of social and community initiatives in 2023–24 at organisational, team and individual levels. A newly established internal sustainability working group focused on internal and external impact including representation across all career levels at QTC.

Under the QTC DEI Strategy 2024–2026, QTC employees can access one day of paid leave each year to volunteer with a recognised charity. Some of the ways QTC employees used their volunteer leave or contributed to charity during 2023–24 was through volunteering at the FareShare meal relief charity, raising money for the Wesley Mission through the Red Bag Appeal, and coordinating a Share the Dignity drive.

QTC continued its partnership with Stepping Stones and engaged with the community through high school visits to promote careers in finance and economics.

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	15

CORPORATE GOVERNANCE

QTC is committed to maintaining high standards of corporate governance to support its market reputation, ensuring that organisational goals are met, and proactively managing and monitoring risk. QTC’s corporate governance practices are continually reviewed and updated in line with industry guidelines and standards.

QTC and its Boards

QTC was established by the Queensland Treasury Corporation Act 1988 (the QTC Act) as a corporation sole (ie, a corporation that consists solely of a nominated office holder). The Under Treasurer of Queensland is QTC’s nominated office holder and has delegated powers to its two Boards:

∎	the Queensland Treasury Corporation Capital Markets Board (the Board), established in 1991 to manage all of QTC’s operations except those relating to certain superannuation and other long-term assets, and

∎	the State Investment Advisory Board (SIAB), established in July 2008 to manage the State’s long-term investment assets.

QTC Capital Markets Board

The Under Treasurer, as QTC’s corporation sole, and the QTC Capital Markets Board have agreed the terms and administrative arrangements for exercising the powers that the corporation sole has delegated to the Board.

The Board operates in accordance with its charter, which sets out its commitment to various corporate governance principles and standards, its roles and responsibilities (based on its delegated powers), and the conduct of meetings. The charter provides that the role and functions of the Board are to:

∎	lead and oversee QTC

∎	approve the strategic direction and significant strategic initiatives of QTC

∎	approve Board-owned policies and charters

∎	oversee organisational culture, values and behaviours

∎	oversee risk and approve QTC’s risk management framework and risk appetite statement

∎	ensure compliance with relevant legal, tax and regulatory obligations

∎	approve the annual financial statements and the annual report

∎	approve the annual administration budget and the total full-time equivalent complement

∎	approve major contracts and agreements
∎	approve the Corporate Plan, including the corporate performance measures

∎	approve the performance review framework and the annual assessment of corporate performance

∎	approve the remuneration framework, the remuneration pool and short-term incentive targets

∎	approve the appointment/reappointment/dismissal of the Chief Executive Officer and assess the Chief Executive Officer’s performance against annual performance objectives

∎	approve the appointment of the internal audit partner and oversee the annual Internal Audit Plan

∎	oversee the external audit program

∎	evaluate Board and Board committee performance, and

∎	monitor Board composition and succession planning.

The Board typically holds at least eight meetings each year and may, whenever necessary, hold additional meetings.

Board appointments

The Board comprises members who are appointed by the Governor-in-Council, pursuant to section 10(2) of the QTC Act. Consideration is given to each Board member’s qualifications, experience, skills, strategic ability and commitment to contribute to QTC’s performance and achievement of its corporate objectives. QTC’s Board is constituted entirely of non-executive directors.

Conflict of interest

Board members are required to monitor and disclose any actual or potential conflicts of interest. Unless the Board determines otherwise, a conflicted Board member may not receive any Board papers, attend any meetings or take part in any decisions relating to declared interests.

Performance and remuneration

To ensure continuous improvement and to enhance overall effectiveness, the Board conducts an annual assessment of its performance. Board members’ remuneration is determined by the Governor-in-Council (details are disclosed in QTC’s financial statements).

Board committees

The Board has established three committees, each with its own charter, to assist it in overseeing and governing various QTC activities. The complete roles and responsibilities of each committee are outlined in the charters available on the QTC website.

16	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

Funding and Markets Committee

The Funding and Markets Committee is a decision-making and advisory body responsible for overseeing and assisting the Board with:

∎	strategies related to funding and markets activities, including accessing suitable funding markets to meet the State’s borrowing requirements and maintaining appropriate levels of liquidity

∎	funding and markets-related key policies and compliance with relevant legislation

∎	QTC’s risk appetite and strategies for funding and markets key risk areas

∎	the culture around financial risk management in funding and markets activities, and

∎	the performance of implementing the borrowing program, and managing the liquidity pools, Cash Fund and onlending portfolio.

The Funding and Markets Committee membership must comprise at least three Board members. The Committee meets at least four times each calendar year.

Human Resources Committee

The Human Resources Committee is a decision-making and advisory body responsible for overseeing and assisting the Board with:

∎	strategies and policies related to QTC’s human resources including culture, values and behaviours, leadership, talent management, employee engagement, remuneration, workforce planning and organisation design

∎	human resources-related key policies and compliance with relevant legislation

∎	QTC’s risk appetite and strategies for human resources key risk areas

∎	performance and remuneration frameworks and processes, and associated budget oversight
∎	Chief Executive Officer appointment and performance

∎	Executive Leadership Team succession planning and development, and

∎	Board composition and professional development.

The Human Resources Committee membership must comprise at least three Board members. The Committee meets at least three times each calendar year.

Risk and Audit Committee

The Risk and Audit Committee is a decision-making and advisory body responsible for overseeing and assisting the Board with:

∎	strategies related to risk and audit, including QTC’s risk culture

∎	risk and audit-related policies and compliance with relevant legislation

∎	the effectiveness of QTC’s enterprise risk management framework and performance within the Board’s risk appetite, and efficacy of the internal control framework

∎	key operational risk areas, new and emerging risks, and material incidents

∎	the internal and external audit programs and associated outcomes, and

∎	the integrity of the annual financial statements and annual report.

The Risk and Audit Committee membership must comprise at least three Board members. The Committee meets at least four times each calendar year.

During the year, the Risk and Audit Committee recommended the adoption of annual financial statements, reviewed external and internal audit reports and the progress in implementing the recommendations from those reports, approved QTC’s Internal Audit Plan and reviewed the Queensland Audit Office’s External Audit Plan.

Meetings held

	BOARD		FUNDING AND MARKETS COMMITTEE		HUMAN RESOURCES COMMITTEE		RISK AND AUDIT COMMITTEE

ORDINARY MEETINGS HELD	9		4		4		6
	ATTENDED	ELIGIBLE TO ATTEND	ATTENDED	ELIGIBLE TO ATTEND	ATTENDED	ELIGIBLE TO ATTEND	ATTENDED	ELIGIBLE TO ATTEND

Damien Frawley – Chair	9	9	-	-	4	4	5	6

Michael Carey[1]	4	8	3	3	-	-	0	1

Neville Ide	9	9	4	4	-	-	6	6

Dennis Molloy[2]	1	1	1	1	-	-	-	-

Dr Natalie Smith[3]	5	7	-	-	2	2	1	1

Karen Smith-Pomeroy	8	9	-	-	-	-	6	6

Rosemary Vilgan	9	9	-	-	4	4	6	6

John Wilson	8	9	4	4	3	4	0	1

[1]	This position is an ex officio appointment within Queensland Treasury. Mr Carey started on the Board on 21 September 2023.

[2]	This position was an ex officio appointment within Queensland Treasury. Mr Molloy’s term on the Board ended on 21 September 2023.

[3]	Dr Smith was appointed to the Board from 21 September 2023.

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	17

QTC’s Capital Markets Board members as at 30 June 2024
DAMIEN FRAWLEY Chair Appointed 1 July 2022 Tenure to 30 June 2025 Board Committees ∎ Member, Human Resources Committee ∎ Member, Risk and Audit Committee

Damien Frawley has more than 35 years’ experience in the financial services sector, both domestically and internationally. From 2012 to 2022, he was the Chief Executive of Queensland Investment Corporation (QIC), responsible for more than $100 billion in assets under management for a range of government, domestic and global institutional investors.

Prior to QIC, Mr Frawley was Blackrock’s Australian Managing Director and Chief Executive Officer from 2010 to 2012, after joining as its Head of Institutional and Retail in 2007. He also held senior roles at Merrill Lynch Investment Management, Barclays Global Investors and Citibank.

Mr Frawley is also the Independent Chair of Hostplus, a Non-Executive Director of Mirvac Group, and a Director of Blue Sky Beef.

MICHAEL CAREY BCOMM, POLITICS & PUBLIC POLICY, BA LAW, M PUBLIC POLICY Appointed 21 September 2023 Tenure to 30 September 2026 Board Committees ∎ Member, Funding and Markets Committee

Michael Carey was appointed as the Under Treasurer of Queensland in September 2023. Prior to this appointment, he served as Associate Director-General of the Cabinet Office, Department of the Premier and Cabinet, and Chief Executive Officer of Trade and Investment Queensland.

Mr Carey previously held senior roles within the Department of the Premier and Cabinet, Queensland Treasury, and the Department of State Development, where he led strategic economic industry initiatives and major economic policies and programs across government.

Mr Carey has a passion for public service and significant experience advising State and Federal Government as well as working with the private sector. He is also a board member of the Cross River Rail Delivery Authority, Economic Development Queensland, Trade and Investment Queensland, and South Bank Corporation.

NEVILLE IDE

BBUS (ACCTG),

MCOMM (ACCTG AND FIN), FCPA, FAICD

Appointed 1 October 2018

Tenure to 30 September 2025

Board Committees

∎ Chair, Funding and Markets
Committee

∎ Member, Risk and Audit
Committee

Neville Ide has more than 30 years’ experience in financial markets, including treasury management having held executive positions in the banking and government sectors.

Mr Ide’s industry knowledge and experience covers banking, insurance, infrastructure and corporate treasury management, including debt and equity capital markets, balance sheet structuring and financial risk management.

Mr Ide has served as a non-executive director on several public and private company boards since 2006. He is currently Advisory Board Chair of Cryptoloc Technology Pty Ltd and a Non-Executive Director of SEQ Water.

DR NATALIE SMITH

BSC (COMP SC & MATHS),

M HR & ORG DEV,

RESEARCH MASTERS FLEX WORK PRAC,

PHD GOV DIGITAL TRANS

Appointed 21 September 2023

Tenure to 30 September 2026

Board Committees

∎ Member, Human Resources
Committee

Dr Natalie Smith has over 30 years’ experience in technology and transformation consulting, predominantly in financial services and government. She has a combination of executive, corporate governance and academic expertise in digital and transformational projects.

Dr Smith is currently an Associate Professor in Practice at the University of Sydney. Her governance roles are Deputy Chair of UnitingCare Queensland and a member of St John of God Health Service Digital, Information and Technology Committee. She is also a member of the National AI Centre’s Thinktank on Responsible AI.

Previously, Dr Smith was a partner in Deloitte’s Risk Advisory practice and Deputy Chair of Mercy Community Services, and a member of the Financial Investment and Property Board for the Uniting Church in Queensland.

18	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

KAREN SMITH-POMEROY ADIP (ACCOUNTING), GAICD, FIPA, FFA, SFFIN, GIA (AFFILIATE) Appointed 9 July 2015 Tenure to 30 November 2025 Board Committees ∎ Chair, Risk and Audit Committee

Karen Smith-Pomeroy is an experienced financial services senior executive with a specialty in risk and governance.

Ms Smith-Pomeroy held senior executive roles with Suncorp Group Limited from 1997 to 2014, including as Chief Risk Officer of Suncorp Bank from 2009 to 2013, and Executive Director, Suncorp Group subsidiary entities from 2009 to 2014. She is an experienced director and committee chair with prior roles on a number of listed and unlisted company boards and committees.

Ms Smith-Pomeroy is currently Chair of Regional Investment Corporation, and a Non-Executive Director of Kina Securities Limited and National Reconstruction Fund Corporation. She is also Chair of the Queensland Department of State Development and Infrastructure Risk and Audit Committee, Chair of the Queensland Department of Resources Audit and Risk Committee, and a member of the Queensland Department of the Premier and Cabinet and Public Sector Commission and South Bank Corporation Audit and Risk Management Committees.

ROSEMARY VILGAN BBUS, DIP SUPN MGT, FAICD, FASFA Appointed 1 October 2020 Tenure to 30 September 2026 Board Committees ∎ Chair, Human Resources Committee ∎ Member, Risk and Audit Committee

Rosemary Vilgan is an experienced non-executive director, with specific expertise in financial services and business leadership and transformation. She was the Chief Executive of QSuper, a global financial services business with $90 billion in accounts, from 1998 until 2015.

She is currently Chair of Commonwealth Bank Officers Superannuation, Chair of Vincent Fairfax Family Foundation, a member of the Cambooya Investment Committee, and a member of the Future Fund Board of Guardians. Ms Vilgan’s former roles include Chairperson of the Federal Government’s Safety, Rehabilitation and Compensation Commission, a member of the Board of the Children’s Hospital Foundation (Qld), a member of the Board of the Guardians of New Zealand Superannuation, and a Queensland Council member of AICD. She is a former Councillor, Deputy Chancellor and Chairperson of the Audit and Risk Committee at Queensland University of Technology (QUT), and a former Director and Chair of the Board of the Association of Superannuation Funds of Australia (ASFA).

In 2013, Ms Vilgan was named the Telstra Australian Businesswoman of the Year.

JOHN WILSON BA LLB, LLM, MA Appointed 15 December 2022 Tenure to 30 November 2025 Board Committees ∎ Member, Funding and Markets Committee ∎ Member, Human Resources Committee

John Wilson has more than 35 years’ experience in investment and capital markets. Mr Wilson was most recently a Senior Advisor and Managing Director at Goldman Sachs Asset Management. He spent the majority of his executive career at the fixed interest manager, PIMCO.

Mr Wilson currently serves as a special advisor to Brighter Super and an advisor to Blue Owl Capital. His previous directorships include Ord Minnett, QIC, LGIASuper, Etihad Stadium, Rugby Australia and the UNE Foundation. He was Chairman of the Australian Rugby Foundation and Chairman of the NSW Aboriginal Lands Council Investment Committee.

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	19

QTC Executive Leadership Team

The responsibility for the day-to-day operation and administration of QTC is delegated by the Board to the Chief Executive Officer and the Executive Leadership Team. The Chief Executive Officer is appointed by the Board and executives are appointed by the Chief Executive Officer. Executive Leadership Team appointments are made on the basis of qualifications, experience, skills, strategic ability, and commitment to contribute to QTC’s performance and achievement of its corporate objectives.

QTC’s Executive Leadership Team

as at 30 June 2024

Leon Allen	Chief Executive Officer

Susan Buckley	Managing Director – Funding and Markets

Stephanie Challen	Managing Director – Advisory

Nathan Cowen	Managing Director – Risk, and Chief Risk Officer

Kulwant Singh-Pangly	Managing Director – Business Services, and Chief Operating Officer

Internal audit

The Financial and Performance Management Standard 2019 (Qld) (Standard) governs the operation of QTC’s internal audit function. QTC outsourced its independent internal audit function for the 2023–24 financial year. Internal Audit reports to the Risk and Audit Committee, consistent with the relevant audit and ethical standards. The role of internal audit is to support QTC’s corporate governance framework by providing the Board (through the Risk and Audit Committee) with:

∎	assurance that QTC has effective, efficient and economical internal controls in place to support the achievement of its objectives, including the management of risk, and

∎	advice with respect to QTC’s internal controls and business processes.

Internal audit is responsible for:

∎	developing an annual audit plan, based on the assessment of strategic, financial and operational risks with regard to QTC’s purpose and strategy, which is approved by the Risk and Audit Committee

∎	providing regular audit reports and periodic program reports to the management team and the Risk and Audit Committee, and

∎	working constructively with QTC’s management team to challenge and improve established and proposed practices and to put forward ideas for process improvement.

External audit

In accordance with the provisions of the Auditor-General Act 2009, the Queensland Audit Office is the external auditor for QTC. The Queensland Audit Office has the responsibility for forming opinions about the reliability of QTC’s financial statements, along with other public sector entities, with the results of these financial audits tabled in Queensland’s Parliament.

All audit recommendations raised by the Queensland Audit Office that were due during the reporting period were addressed.

State Investment Advisory Board

The State Investment Advisory Board (SIAB) was established in 2008 as an advisory Board of Queensland Treasury Corporation under section 10 of the QTC Act. SIAB was established to manage long-term assets for the State by a board independent of QTC’s capital markets operations. The long-term assets have no impact on QTC’s capital markets operations and there is no cash flow effect for QTC.

In 2023–24, with power delegated from QTC, the SIAB was responsible for:

∎	providing governance oversight of the financial assets set aside by the Queensland Government to meet future employee liabilities and other long-term obligations of the State

∎	providing governance oversight of the financial assets set aside to support long-term initiatives of the Queensland Government, and

∎	providing investment governance assistance in connection with the Financial Provisioning Fund established under the Mineral and Energy Resources (Financial Provisioning) Act 2018 and the National Injury Insurance Scheme Fund, Queensland.

The SIAB members are appointed by the Governor-in-Council, pursuant to section 10(2) of the QTC Act.

Remuneration for the SIAB members is determined by the Governor-in-Council. In 2023–24, the members of the SIAB were:

	POSITION	ATTENDED	ELIGIBLE TO ATTEND

Board meetings held: 4

Dennis Molloy, Deputy Under Treasurer[1,2]	Chair	0	0

Maryanne Kelly, Acting Under Treasurer[1,3]	Chair	0	1

Michael Carey, Under Treasurer[1,4]	Chair	3	3

William Ryan, Head of Fiscal[1,5]	Member	2	2

Kathleen Begley, Acting Head of Fiscal[1,5]	Member	2	2

Philip Graham, External Member[6]	Member	4	4

Maria Wilton AM, External Member[7]	Member	1	1

Cate Wood AM, External Member[8]	Member	4	4

Wendy Tancred, External Member[9]	Member	3	3

Brendan O’Farrell, External Member[10]	Member	3	3

1	This position is an ex officio appointment within Queensland Treasury.
2

Mr Molloy’s position on the Board started on 24 April 2024 when the ex officio Chair position appointment changed from the Under Treasurer to the Deputy Under Treasurer of Economics and Fiscal. No meetings were held between 24 April and 30 June.

3	Ms Kelly’s position on the Board started on 16 February 2023 when Ms Kelly became Acting Under Treasurer and ceased on 2 October 2023.
4

Mr Carey’s position on the Board started on 3 October 2023 when Mr Carey became Under Treasurer. His position ceased when the ex officio position of Under Treasurer as Chair was rescinded on 24 April 2024.

5

The ex officio member position of Head of Fiscal was first appointed on 4 July 2019 and reappointed from 7 July 2022. Mr Ryan was unable to attend two meetings in October and November 2023 but remains the permanent Head of Fiscal.

6	Mr Graham was first appointed on 4 July 2019 and reappointed from 7 July 2022.
7	Ms Wilton resigned on 13 September 2023.
8	Ms Wood was appointed on 7 July 2022.
9	Ms Tancred was appointed on 21 September 2023.

10 Mr O’Farrell was appointed on 21 September 2023.

20	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

SIAB Board Members

as at 30 June 2024

DENNIS MOLLOY

Chair

Appointed 24 April 2024

Tenure to 30 September 2025

Dennis Molloy commenced as Deputy Under Treasurer of Queensland Treasury’s Economics and Fiscal Group in May of 2021. He has been closely involved in all Queensland State Budgets since 2010. He also worked as the Executive Director of Economic Policy in the Department of the Premier and Cabinet and took a particular interest in policies that would facilitate growth of the Queensland economy.

Mr Molloy started his career as an economist with the Commonwealth Treasury and enjoyed over a decade engaged in economic forecasting, competition policy, Commonwealth – state financial relations, and advising the Commonwealth Treasurer on the health, education, social security and defence portfolios.

PHILIP (PHIL) GRAHAM

BA (ECON, HONS), MCOM (FIN, HONS), CFA, GAICD

Appointed 4 July 2019

Tenure to 30 September 2024

Phil Graham has extensive experience in investment management, financial markets, and economic policy. He is an independent member of the Lonsec Asset Allocation Committee and a consultant to AustralianSuper.

Mr Graham was Senior Portfolio Strategist and Deputy Chief Investment Officer at Mercer from 2007-2018. He also held senior roles at QIC and Access Capital Advisors, and prior to this he worked for the Reserve Bank of Australia and the ANZ Banking Group.

Mr Graham is a past-President of the CFA Society of Melbourne and was the Presidents Council Representative for the CFA Asia Pacific North and Oceania region in 2015-2019. He currently serves on the CFA Disciplinary Review Committee.

BRENDAN O’FARRELL

MBA, GAICD, DIPSM

Appointed 21 September 2023

Tenure to 30 September 2026

Brendan O’Farrell is an experienced Non-Executive Director. He has more than 25 years’ financial services experience in senior executive roles including as Chief Executive Officer and Chief Investment Officer with his most recent role as Chief Executive Officer (including Chief Investment Officer) of Intrust Super from 2005-2021. He currently runs his own consulting business, Maple Tree Consulting Pty Ltd.

Mr O’Farrell’s current directorships include TUH Health Fund (Member of the Risk and Audit Committees), investLogan Pty Ltd, Broncos Leagues Club Pty Ltd, Stadiums Queensland (Chair of Strategy and Planning Committee and Member of the Remuneration Committee), Alternate Director of Queensland Rugby Football League Limited, Chair of CMBM Facility Services Advisory Board and a Member of the Public Trustee Advisory and Monitoring Board.

WILLIAM RYAN

BBUS (BANKING AND FIN), GRAD CERT POLICY ANALYSIS

Appointed 19 November 2020

Tenure to 30 September 2025

William Ryan is the Head of Fiscal, Queensland Treasury, with responsibilities for managing the State’s budget and balance sheet, and ensuring the long-term sustainability of Queensland’s fiscal position. He forms part of Queensland Treasury’s Senior Leadership Team and serves as a member of the Queensland Government Insurance Fund Governance Committee.

Prior to his current role, Mr Ryan held senior leadership roles in Queensland Treasury over a 21-year career. These roles have included developing investment programs, financial assurance modelling, infrastructure program and economic policy analysis.

WENDY TANCRED

BCOM, CPA, DIPFP, SCM, GRAD CERT MGMT, FFIN, FAICD

Appointed 21 September 2023

Tenure to 30 September 2026

Wendy Tancred has more than 35 years’ experience in the financial services industry, including banking, financial planning and superannuation. Following executive roles within AMP and Westpac, she was the Chief Executive Officer of two superannuation funds and a trustee director.

While also having Chief Executive Officer and director roles in other industries, the majority of Ms Tancred’s career has been in highly regulated sectors, ensuring strong risk management and governance capability. She has deep investment expertise gained across multiple roles with a focus on long-term drivers of sustainable outcomes.

CATE WOOD AM

BSS, DIP FP, GAICD

Appointed 7 July 2022

Tenure to 30 September 2025

Cate Wood has more than 25 years’ experience in the superannuation industry. Ms Wood was Executive Officer and a Director of AGEST Super, a Director and Chair of CareSuper, a Director of SunSuper, and served on the Investment Committees of these funds.

Ms Wood was a Director of the Industry Superannuation Property Trust (ISPT) and a Member of the ACT Investment Advisory Board. She is currently a Member of the Professional Standards Councils and Chair of the Centre for Workers’ Capital.

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	21

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22	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

FINANCIAL STATEMENTS For the year ended 30 June 2024

Statement of comprehensive income	24

Balance sheet	25

Statement of changes in equity	26

Statement of cash flows	27

Notes to the financial statements	28

◾ Capital Markets Operations	31

◾ State Investment Operations	45

◾ Other information	51

Certificate of the Queensland Treasury Corporation	58

Independent Auditor’s Report	59

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	23

Statement of comprehensive income

For the year ended 30 June 2024

	NOTE	2024 $000	2023 $000

CAPITAL MARKETS OPERATIONS

Net gain on financial instruments at fair value through profit or loss

Gain on financial assets	3	4 967 619	2 382 028

Loss on financial liabilities	3	(4 797 306)	(2 226 944)

		170 313	155 084

Other income

Fee income		102 724	100 738

		102 724	100 738

Expenses

Administration expenses	4	(81 720)	(80 111)

Depreciation of right-of-use assets	13	(1 934)	(1 935)

		(83 654)	(82 046)

Profit from Capital Markets Operations before income tax		189 383	173 776

Income tax expense	5	(22 572)	(17 372)

Profit from Capital Markets Operations after income tax		166 811	156 404

STATE INVESTMENT OPERATIONS

Net return from investments

Net change in fair value of unit trusts	15	7 155 611	2 965 642

Net change in fair value of fixed rate notes	15	(4 047 859)	19 279

Interest on fixed rate notes	15	(2 839 209)	(2 738 745)

Management fees	15	(268 543)	(246 176)

Profit from State Investment Operations		-	-

Total net profit for the year after tax		166 811	156 404

Total comprehensive profit attributable to the owner		166 811	156 404

Total comprehensive income derived from:

Capital Markets Operations		166 811	156 404

State Investment Operations		-	-

Total comprehensive income		166 811	156 404

The accompanying notes form an integral part of these financial statements.

Throughout these financial statements the Capital Markets Operations and the State Investment Operations have been disclosed separately to distinguish between QTC’s main central financing authority role and its additional responsibilities following the transfer of portfolios of assets to QTC to support the State’s superannuation obligations and other long-term Government initiatives (refer note 1).

24	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

Balance sheet

As at 30 June 2024

	NOTE	2024 $000	2023 $000

ASSETS – CAPITAL MARKETS OPERATIONS

Cash and cash equivalents	6	7 632 966	7 354 347

Receivables		19 375	11 189

Financial assets at fair value through profit or loss	7	33 183 554	30 896 629

Derivative financial assets	8	169 892	116 079

Onlendings	9	98 262 325	91 406 615

Property, plant and equipment		1 063	1 712

Right-of-use assets	13	3 157	5 091

Intangible assets		735	-

Deferred tax asset		3 176	3 498

		139 276 243	129 795 160

ASSETS – STATE INVESTMENT OPERATIONS

Financial assets at fair value through profit or loss	15	46 548 219	43 474 801

		46 548 219	43 474 801

Total Assets		185 824 462	173 269 961

LIABILITIES – CAPITAL MARKETS OPERATIONS

Payables		34 977	26 421

Derivative financial liabilities	8	273 407	239 145

Financial liabilities at fair value through profit or loss

- Interest-bearing liabilities	10(a)	128 044 277	118 533 840

- Deposits	10(b)	10 072 212	10 307 948

Lease liabilities	13	5 941	9 362

Other liabilities		6 810	6 636

		138 437 624	129 123 352

LIABILITIES – STATE INVESTMENT OPERATIONS

Financial liabilities at fair value through profit or loss	15	46,548,219	43 474 801

		46,548,219	43 474 801

Total Liabilities		184 985 843	172 598 153

Net Assets		838 619	671 808

EQUITY – CAPITAL MARKETS OPERATIONS

Retained surplus		838 619	671 808

		838 619	671 808

EQUITY – STATE INVESTMENT OPERATIONS

Retained surplus		-	-

Total Equity		838 619	671 808

The accompanying notes form an integral part of these financial statements.

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	25

Statement of changes in equity

For the year ended 30 June 2024

	NOTE	CAPITAL MARKETS OPERATIONS RETAINED SURPLUS $000	STATE INVESTMENT OPERATIONS RETAINED SURPLUS $000	TOTAL EQUITY $000

Balance at 1 July 2022		555 404	-	555 404

Profit for the year		156 404	-	156 404

Transactions with owners in their capacity as owners:

- Dividend paid	23	(40 000)	-	(40 000)

Balance at 30 June 2023		671 808	-	671 808

Balance at 1 July 2023		671 808	-	671 808

Profit for the year		166 811	-	166 811

Balance at 30 June 2024		838 619	-	838 619

The accompanying notes form an integral part of these financial statements.

26	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

Statement of cash flows

For the year ended 30 June 2024

	NOTE	2024 $000	2023 $000

Cash flows from operating activities

Interest received from onlendings		3 439 985	3 005 187

Interest received from investments and other sources		1 733 738	971 866

Fees received		102 724	98 441

Net Goods and Services Tax (GST)		(13)	(3)

Interest paid on interest-bearing liabilities		(6 222 479)	(5 287 697)

Administration expenses paid		(89 130)	(88 169)

Interest paid on deposits		(558 671)	(244 556)

Income tax paid		(16 923)	(10 302)

Net cash used in operating activities	14(a)	(1 610 769)	(1 555 233)

Cash flows from investing activities

Proceeds from sale of investments		50 297 448	48 372 490

Payments for investments		(52 696 953)	(50 492 487)

Net client onlendings		(7 003 047)	1 515 514

Payments for intangibles		(735)	-

Payments for property, plant and equipment		(133)	(193)

Net cash used in investing activities		(9 403 420)	(604 676)

Cash flows from financing activities

Proceeds from interest-bearing liabilities		34 992 948	29 660 715

Repayment of interest-bearing liabilities		(23 459 774)	(27 184 998)

Net client deposits		(240 366)	1 831 261

Dividends paid		-	(40 000)

Net cash provided by financing activities	14(b)	11 292 808	4 266 978

Net increase in cash and cash equivalents held		278 619	2 107 069

Cash and cash equivalents at 1 July		7 354 347	5 247 278

Cash and cash equivalents at 30 June	6	7 632 966	7 354 347

The accompanying notes form an integral part of these financial statements.

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	27

Notes to the Financial Statements

For the year ended 30 June 2024

Contents

1	General information	28

2	Material accounting policies and other explanatory information	29

Capital Markets Operations

3	Net gain/(loss) on financial instruments at fair value through profit or loss	31

4	Administration expenses	31

5	Income tax expense	32

6	Cash and cash equivalents	32

7	Financial assets at fair value through profit or loss	33

8	Derivative financial assets and derivative financial liabilities	33

9	Onlendings	34

10	Financial liabilities at fair value through profit or loss	34

11	Financial risk management	36

12	Fair value hierarchy	42

13	Right-of-use assets and lease liabilities	43

14	Notes to the statement of cash flows	44

State Investment Operations

15	Financial instruments at fair value through profit or loss	45

16	Financial risk management	48

17	Fair value hierarchy	49

Other information

18	Contingent liabilities	51

19	Related party transactions	51

20	Key management personnel	52

21	Auditor’s remuneration	57

22	Investments in companies	57

23	Dividends	57

24	Events subsequent to balance date	57
1	General information

Queensland Treasury Corporation (QTC) is the Queensland Government’s central financing authority. It also provides a range of financial services to State public sector entities, local governments and universities. QTC is constituted under the Queensland Treasury Corporation Act 1988 (the Act), with the Under Treasurer designated as the Corporation Sole under section 5(2) of the Act. QTC is domiciled in Queensland, Australia, with its principal place of business being 111 Eagle Street, Brisbane, Queensland. QTC’s ultimate parent is the State of Queensland (the State).

QTC’s business operations are made up of two segments, namely Capital Markets Operations and State Investment Operations (SIO).

Capital Markets Operations

The remit of Capital Markets Operations includes debt funding, cash management, financial risk management advisory and specialist public finance education. The Capital Markets Operations are overseen by the Capital Markets Board (CMB).

Debt funding is provided to clients at an interest rate based on QTC’s cost of funds plus a loan administration fee. The loan administration fee funds the operational expenses associated with the capital markets business. QTC passes on the returns of asset management to its clients and retains the unrealised gains/losses associated with credit spread movements on its balance sheet until the sale of the asset or its maturity.

Capital Markets Operations also generates a net return from financial markets instruments held for capital and liquidity purposes.

In undertaking its capital markets activities, QTC maintains adequate capital to manage its risks having regard to its Capital Policy.

Operating surpluses are periodically paid to the State Consolidated Fund as dividends.

State Investment Operations

SIO consists of portfolios of assets that were transferred to QTC by the State.

The assets of this segment are held in unit trusts managed by QIC Limited (QIC) and overseen by the State Investment Advisory Board (SIAB). These assets are invested in two portfolios, the Long Term Assets (LTA) portfolio and the Queensland Future Fund (QFF) portfolio. Each portfolio has its own investment management agreement. In the case of the Long Term Assets portfolio, a number of sub portfolios exist.

The assets of the State Investment Operations segment have no impact on QTC’s Capital Market Operations and there is no cash flow effect for QTC.

Long Term Assets Portfolio

The LTA portfolio consists of assets that were transferred to QTC by the State and invested in several sub-portfolios:

a.	Endowment Portfolio

The assets in this portfolio are held to fund the State’s superannuation and other long-term obligations.

b.	State Initiatives Portfolio

This portfolio was established to support state initiatives.

c.	Government Holdings Portfolio

Held securities of investments which are strategically important to the State. This portfolio was closed with the portfolio holdings transferred to the State in May 2024.

Other than the transfer of the entire Government Holdings Portfolio, there were no additional non-cash assets transferred to, or from these portfolios during the 2023-24 financial year.

Queensland Future Fund

The QFF and its sub portfolio, the Debt Retirement Fund (DRF) were established as funds under the Queensland Future Fund Act 2020. The DRF was set up to support both the State’s credit rating and generate returns to reduce the State’s debt burden.

Withdrawals from the DRF are limited to amounts to reduce the State’s debt, and fees or expenses associated with administering the fund by the

Queensland Future Fund Act 2020.

28	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

Notes to the Financial Statements

For the year ended 30 June 2024

Fixed Rate Notes

A Fixed Rate Note (FRN) has been issued by QTC for each of the SIO portfolios in return for the transfer of assets from the State. Both FRNs have an interest rate of 6.5% per annum (2023: 6.5%) which accrues on the book value of the FRN.

∎	The FRN issued to match the LTA portfolio is for the benefit of the State’s Consolidated Fund.

∎	The FRN issued to match the QFF portfolio is for the benefit of Queensland Treasury.

Recognising the direct relationship between the FRNs and the assets of SIO, any difference between the return paid by QTC on the FRNs and the return received by QTC on the invested assets is recognised in the financial statements annually as a market value adjustment to the value of the FRNs. Any market value adjustment does not impact QTC’s Capital Markets Operations or its ability to meet its obligations.

SIAB members include representatives from Queensland Treasury and external members with experience in investment management and governance. SIAB has been delegated all responsibility for overseeing SIO within a framework provided by the State. This includes determining an appropriate investment strategy, monitoring investment performance and the performance of the investment manager (QIC), and monitoring compliance with relevant internal controls, standards and legislation. The formulation of strategic asset allocation, performance and monitoring of SIO’s assets is therefore distinct from QTC’s CMB and day-to-day Capital Markets Operations. Specifically, it is the responsibility of SIAB and its appointed investment manager (QIC).

Each year, QTC’s CMB receives relevant information about the assets of SIO in order to prepare financial statements in accordance with Australian Accounting Standards and other prescribed requirements. QIC is responsible for assisting SIAB to provide this relevant information to the QTC CMB.

2	Material accounting policies and other explanatory information

The material accounting policies adopted in the preparation of the financial report are set out below and in the relevant notes to the financial statements.

(a)	Basis of preparation

These general purpose financial statements for the year ended 30 June 2024 have been prepared in accordance with Australian Accounting Standards and Interpretations adopted by the Australian Accounting Standards Board (AASB), the Financial Accountability Act 2009, the Financial and Performance Management Standard 2019, and the Financial Reporting Requirements for Queensland Government Agencies (as applicable to statutory bodies) for reporting periods beginning on or after 1 July 2023.

Compliance with International Financial Reporting Standards

QTC is a not-for-profit entity, however in preparing these financial statements QTC has elected to comply with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) as if it is a for-profit entity.

Changes in accounting policy, disclosures, standards and interpretations

New accounting standards and interpretations

No new accounting standards became effective for the year ended 30 June 2024. Amendments to current accounting standards and interpretations which are effective for the first time for the year ended 30 June 2024 have had no material impact on the financial statements.

Standards and interpretations not yet adopted

Certain new accounting standards and interpretations have been issued that are not mandatory for the current reporting period. The future adoption of Australian Accounting Standards and Interpretations that have been issued but not yet effective are not expected to have a material impact on QTC’s financial statements. However they may result in minor changes to how information is currently disclosed.

Basis of measurement

These financial statements are prepared on the basis of fair value measurement of assets and liabilities except where otherwise stated. Fair value is the amount for which an asset could be exchanged, or liability settled between knowledgeable, willing parties in an arm’s length transaction.

Functional and presentation currency

These financial statements are presented in Australian dollars, which is QTC’s functional currency.

Classification of assets and liabilities

The balance sheet is presented on a liquidity basis. Assets and liabilities are presented in decreasing order of liquidity and are not distinguished between current and non-current.

(b)	Foreign currency

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after considering interest rates and accrued interest. Exchange gains/losses are brought to account in the statement of comprehensive income.

(c)	Collateral

QTC enters into a range of transactions with counterparties, which require the lodgement of collateral subject to agreed market thresholds. Where these thresholds are exceeded, QTC may be required to either pledge assets to, or be entitled to receive pledged assets from the counterparty to secure these transactions. The assets pledged or received are primarily in the form of cash.

(d)	Financial assets and liabilities

Financial assets on initial recognition are classified at fair value through profit or loss and include:

∎	cash and cash equivalents

∎	financial assets at fair value through profit or loss

∎	derivative financial instruments, and

∎	onlendings.

Financial liabilities are measured at fair value through profit or loss and include:

∎	derivative financial instruments

∎	interest-bearing liabilities

∎	deposits, and

∎	fixed rate notes.

Financial assets and liabilities are recognised on the balance sheet when QTC becomes party to the contractual provisions of the financial instrument, which is the settlement date of the transaction. A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by QTC. A financial liability is derecognised when the obligation specified in the contract is discharged, cancelled or expires.

Financial assets and liabilities are measured at fair value through profit or loss by reference to quoted market exit prices where available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques.

QTC uses mid-market rates as the basis for establishing fair values of quoted financial instruments with offsetting risk positions. In general, the risk characteristics of funds borrowed, together with the financial derivatives used to manage interest rate and foreign currency risks, closely match those of funds on-lent. In all other cases, the bid-offer spread is applied where material.

Gains and losses on financial assets and liabilities at fair value through profit or loss are recorded in the statement of comprehensive income.

(e)	Offsetting financial instruments

QTC offsets financial assets and liabilities where there is a legally enforceable right to set-off, and there is an intention to settle on a net basis or to realise the asset and settle the liability simultaneously (refer note 11(c)(iv)).

(f)	Repurchase agreements

Securities sold under agreements to repurchase at an agreed price are retained within the financial assets at fair value through profit or loss category while the obligation to repurchase is disclosed as a financial liability at fair value through profit or loss.

(g)	Fee income

Fee income includes:

∎	management fee income, which represents income earned from the management of QTC’s onlendings and deposits, and is recognised over time when the service has been provided in accordance with client mandates

∎	other fees, which are recognised in the period the services are provided to the extent that it is probable that the economic benefits will flow to QTC and can be measured reliably, and

∎	revenue on financial guarantees, which is recognised on an ongoing basis over the contract term. The probability of default on a financial guarantee is extremely low due to counter indemnities and therefore, revenue receivable is reflective of fair value.

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	29

Notes to the Financial Statements

For the year ended 30 June 2024

2	Material accounting policies and other explanatory information continued

(h)	Profits/losses

Unless otherwise determined by the Governor in Council, the Act 1988 requires that all profits shall accrue to the benefit of the State Consolidated Fund and all losses shall be the responsibility of the State Consolidated Fund. Return of profits to the State Consolidated Fund is made by way of dividends, which are provided for following approval by the Board after considering QTC’s capital requirements.

(i)	Receivables

Receivables are measured at amortised cost, which approximates their fair value at reporting date. Trade debtors are recognised at the amounts due at the time of sale or service delivery i.e. the agreed purchase/contract price. Other debtors generally arise from transactions outside the usual operating activities of QTC and are recognised at their assessed values with terms and conditions similar to trade debtors.

(j)	Impairment

Where an impairment is recognised the following methodology is applied:

Receivables:

The loss allowance for trade and other debtors reflects lifetime expected credit losses and incorporates reasonable and supportable forward-looking information. Economic changes impacting QTC’s debtors and relevant industry data form part of QTC’s impairment assessment.

Where there is no reasonable expectation of recovering an amount owed by a debtor, the debt is written off by directly reducing the receivable against the loss allowance. If the amount of debt written off exceeds the loss allowance, the excess is recognised as an impairment loss.

Non-financial assets:

The carrying value of non-financial assets is reviewed at each reporting date for where there is an indication of impairment. If an indication of impairment exists, the asset’s recoverable amount is determined. Any amount by which the asset’s carrying amount exceeds the recoverable amount is recorded as an impairment loss. The asset’s recoverable amount is determined as the higher of the asset’s fair value less cost of disposal or value in use.

(k)	Employee benefits

A liability is recognised for employee benefits including salaries, superannuation, annual leave, long service leave and short-term incentives where there is a present or constructive obligation as a result of past service. The liability is based on the amount expected to be paid provided that the obligation can be measured reliably. These are measured on an undiscounted basis where the amounts are expected to be paid within the next 12 months. For amounts where the payment date is expected to exceed 12 months, such as long service leave, future pay increases are projected and then discounted using the Australian Government Bond Generic Yield Rates. As sick leave is non-vesting, this is recognised as and when this leave is taken.

(l)	Rounding

Amounts have been rounded to the nearest thousand dollars except as otherwise stated.

(m)	Comparative figures

No material adjustments have been made to prior year comparatives.

(n)	Judgements and assumptions

The preparation of the financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts in the financial statements. Management evaluates its judgements, estimates and underlying assumptions on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future period affected. The areas involving a higher degree of judgement or complexity, or areas where assumptions or estimates may be significant to the financial statements are shown below:

Fair value of financial assets and financial liabilities

Financial assets and financial liabilities (including derivatives) are measured at fair value by reference to quoted market prices where available. The fair value of financial instruments that are not traded in an active market is determined by reference to market quotes for similar instruments or by use of valuation techniques. Valuation techniques may include applying trading margins to the swap curve or counterparty credit spreads for similar instruments, adjusted for changes in the credit worthiness of the counterparty. A margin may be applied based on the original purchase margin where an instrument is not actively traded.

Judgement may be applied in selecting valuation methods or assumptions where an active market quote is not available (refer notes 12 and 17).

Investments in Queensland Treasury Holdings Pty Ltd (QTH)

Queensland Treasury holds a 60% beneficial interest in QTH and 76% of the voting rights. The remaining 40% beneficial interest and 24% voting rights is held by QTC. QTC does not apply the equity method to its investment in QTH as it does not have control or significant influence over the entity, exposure or rights to variable returns or the power to affect those returns. Queensland Treasury controls the significant transactions and bears all the risks and benefits of QTH and accordingly, QTH is consolidated into the financial statements of Queensland Treasury.

Environmental, Social, and Governance (ESG) related impacts

The majority of QTC’s assets (onlendings and cash and cash equivalents) are valued daily at fair value and therefore no further adjustment is required as a result of climate change, changes to laws and regulations or other policies adopted by governments or regulatory authorities. Counterparty credit risk and credit risk associated with QTC’s clients is separately monitored by QTC (refer note 11(c)). ESG and other sustainability risks are key considerations in determining credit ratings. The majority of QTC’s onlendings are guaranteed by the State, including lending to carbon intensive businesses.

30	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2024

3	Net gain/(loss) on financial instruments at fair value through profit or loss

Summary of material accounting policy

Gain/(loss) on financial assets and financial liabilities at fair value through profit or loss includes:

∎	net interest income and expense recognised under the accrual basis
∎	net realised gain/(loss) resulting from market rate movements recognised on settlement date from the sale of investments and the pre-redemption of borrowings, and
∎	net unrealised gain/(loss) resulting from market rate movements from investments, certain onlendings and borrowings.

	2024 $000	2023 $000

Net gain on financial assets at fair value through profit or loss

Cash and cash equivalents	125 315	97 751

Financial assets at fair value through profit or loss	1 327 801	864 294

Derivatives	221 854	74 916

Onlendings	3 292 649	1 345 067

	4 967 619	2 382 028

Net (loss) on financial liabilities at fair value through profit or loss

Derivatives	(242 755)	(44 365)

Financial liabilities at fair value through profit or loss

- Short-term	(257 823)	(196 796)

- Long-term	(3 717 447)	(1 685 427)

Deposits	(563 302)	(290 023)

Other	(15 979)	(10 333)

	(4 797 306)	(2 226 944)

4	Administration expenses

	2024 $000	2023 $000

Salaries and related costs	43 997	41 842

Superannuation contributions	3 814	3 400

Special payments	-	651

Contractors	4 541	3 394

Consultants’ fees	3 934	2 386

Information and registry services	4 237	3 910

Depreciation on property, plant and equipment	781	758

Amortisation and impairment on intangible assets	-	2 838

Office occupancy	1 167	1 262

Information and communication technology	14 660	14 009

Other administration expenses	4 589	5 661

	81 720	80 111

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	31

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2024

5	Income tax expense

Summary of material accounting policy

QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended). QTC makes a payment in lieu of income tax to the State Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by QTC’s Capital Markets Operations. No income tax is payable on the SIO segment or a large part of the net gain/(loss) on financial instruments.

	2024 $000	2023 $000

Current tax	22 278	16 922

Deferred tax expense	294	450

Total income tax expense recognised in the year	22 572	17 372

Numerical reconciliation between income tax expense and pre-tax accounting profit

Profit for the year before tax	189 383	173 744

Less profit from non-taxable portfolios:

- Capital Markets Operations	114 143	115 838

Operating profit from taxable portfolios	75 240	57 906

Tax at the Australian tax rate of 30% on taxable portfolios	22 572	17 372

6	Cash and cash equivalents

Summary of material accounting policy

Cash and cash equivalents include cash on hand and on demand deposits which are highly liquid investments and readily convertible to cash.

	2024 $000	2023 $000

Cash at bank	7 632 966	7 354 347

	7 632 966	7 354 347

32	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2024

7	Financial assets at fair value through profit or loss

Summary of material accounting policy

Financial assets are recognised on the balance sheet when QTC becomes party to the contractual provisions of the financial instrument with gains and losses recognised in the statement of comprehensive income.

All financial assets are measured at fair value by reference to quoted market exit prices where available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques.

	2024 $000	2023 $000

Discount securities	12 343 465	8 078 139

Commonwealth and state securities (1)	1 769 917	1 438 988

Floating rate notes	11 319 941	10 227 181

Term deposits	6 482 546	9 767 739

Other investments	1 267 685	1 384 582

	33 183 554	30 896 629

(1)	QTC maintains holdings of its own securities. These holdings are netted off and therefore excluded from financial assets and financial liabilities at fair value through profit or loss.

As at 30 June 2024, $8.7 billion (2023: $8.7 billion) of financial assets will mature after 12 months.

8	Derivative financial assets and derivative financial liabilities

Summary of material accounting policy

All derivatives are measured at fair value through profit or loss with gains and losses recognised in the statement of comprehensive income. Derivatives are carried on the balance sheet as assets when the fair value is positive and as liabilities when the fair value is negative.

QTC uses derivative financial instruments to hedge its exposure to interest rate, foreign currency and credit risks as part of its asset and liability management activities. In addition, derivatives may be used to deliver long term floating rate or long-term fixed rate exposure.

QTC may also enter into derivative transactions from time to time where instructed by its clients. When entering a derivative transaction with a client, QTC will concurrently execute a back-to-back principal transaction with a market counterparty resulting in QTC’s payment and delivery obligations under the market transaction and the client transaction being on the same economic terms.

	2024 $000	2023 $000

Derivative financial assets

Interest rate swaps	84 752	52 080

Cross currency swaps	75 162	59 984

Foreign exchange contracts	7 081	2 323

Futures contracts	2 897	1 692

	169 892	116 079

Derivative financial liabilities

Interest rate swaps	(160 315)	(205 842)

Cross currency swaps	(66 065)	(26 643)

Foreign exchange contracts	(11 612)	-

Futures contracts	(35 415)	(6 660)

	(273 407)	(239 145)

Net derivatives	(103 515)	(123 066)

As at 30 June 2024, derivatives with a net liability position of $102.4 million have maturity dates exceeding 12 months (2023: net liability position of $90.8 million).

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	33

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2024

9	Onlendings

Summary of material accounting policy

QTC borrows from financial markets and lends to its clients at an interest rate based on QTC’s cost of funds plus an administration fee to cover the cost of QTC’s operations.

Onlendings are initially recognised at the amount drawn-down. Following initial recognition, onlendings are included in the balance sheet at fair value by reference to either the underlying debt portfolio, or in the case of fixed rate loans, on a discounted cash flow basis.

	2024 $000	2023 $000

Government departments and agencies	44 844 760	40 103 888

Government owned corporations	28 969 503	27 943 926

Statutory bodies	17 835 369	17 198 764

Local governments	6 301 907	5 869 692

QTC related entities (1)	97 997	99 705

Other bodies	212 789	190 640

	98 262 325	91 406 615

(1)	QTC related entities includes DBCT Holdings Pty Ltd.

At 30 June 2024, client deposits of $3.49 billion were placed in redraw facilities and offset the value of onlendings in the balance sheet (2023: $5.2 billion). The gross value of onlendings at 30 June 2024 was $101.8 billion (2023: $96.6 billion).

As at 30 June 2024, $104.9 billion of principal repayments of a total book value of $106.6 billion is expected to be received after 12 months (2023: $98.1 billion of a total book value of $99.5 billion).

10	Financial liabilities at fair value through profit or loss

(a)	Interest-bearing liabilities

Interest-bearing liabilities mainly consist of short-term treasury notes, Australian bonds and floating rate notes. Australian bonds include QTC’s domestic, capital indexed and public bonds.

	2024 $000	2023 $000

Interest-bearing liabilities

Short-term

Treasury notes	4 450 110	4 846 903

Commercial paper	780 319	208 586

	5 230 429	5 055 489

Long-term

AUD Bonds	108 096 683	100 251 180

Floating rate notes	13 465 403	11 867 168

Medium-term notes	863 685	939 427

Other	388 077	420 576

	122 813 848	113 478 351

Total interest-bearing liabilities	128 044 277	118 533 840

70.1% (2023: 69.5%) of QTC borrowings are guaranteed by the State under the Act. As at 30 June 2024, $113.8 billion (2023: $105.0 billion) of debt securities are expected to be settled after more than 12 months.

Instruments denominated in foreign currency are fully hedged resulting in no net exposure to any foreign currency movements. Details of QTC’s exposure to foreign currencies and the derivatives used to hedge this exposure are disclosed in note 11(a)(i).

As at 30 June 2024, QTC has issued Green Bonds with a market value of $11.45 billion (2023: $9.46 billion). QTC’s Green Bond program supports the State’s pathway to a low carbon, climate resilient and environmentally sustainable economy.

34	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2024

10	Financial liabilities at fair value through profit or loss continued

(a)	Interest-bearing liabilities continued

The difference between the carrying amount of financial liabilities and the amount contractually required to be paid at maturity to the holder of the obligation is set out in the following table:

AS AT 30 JUNE 2024	FAIR VALUE $000	REPAYMENT AT MATURITY $000	DIFFERENCE $000

Interest-bearing liabilities

Short-term

Treasury notes	4 450 110	4 500 000	(49 890)

Commercial paper	780 319	791 817	(11 498)

	5 230 429	5 291 817	(61 388)

Long-term

AUD Bonds	108 096 683	118 414 919	(10 318 236)

Floating rate notes	13 465 403	13 404 000	61 403

Medium-term notes	863 685	1 060 755	(197 070)

Other	388 077	399 645	(11 568)

	122 813 848	133 279 319	(10 465 471)

Total interest-bearing liabilities	128 044 277	138 571 136	(10 526 859)

AS AT 30 JUNE 2023	FAIR VALUE $000	REPAYMENT AT MATURITY $000	DIFFERENCE $000

Interest-bearing liabilities

Short-term

Treasury notes	4 846 903	4 900 000	(53 097)

Commercial paper	208 586	211 259	(2 673)

	5 055 489	5 111 259	(55 770)

Long-term

AUD Bonds	100 251 180	108 615 493	(8 364 313)

Floating rate notes	11 867 168	11 800 000	67 168

Medium-term notes	939 427	1 088 362	(148 935)

Other	420 576	444 424	(23 848)

	113 478 351	121 948 279	(8 469 928)

Total interest-bearing liabilities	118 533 840	127 059 538	(8 525 698)

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	35

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2024

10	Financial liabilities at fair value through profit or loss continued

(b)	Deposits

Client deposits are accepted to either the QTC Cash Fund or Working Capital Facility. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the balance sheet represents the market value of deposits held at balance date.

Collateral held is disclosed as deposits.

	2024 $000	2023 $000

Client deposits

Local governments	3 374 968	3 598 797

Statutory bodies	3 850 108	2 778 562

Government departments and agencies	2 103 624	3 372 958

Government owned corporations	219 350	162 770

QTC related entities (1)	92 645	110 818

Other depositors	321 623	247 562

	9 962 318	10 271 467

Collateral held	109 894	36 481

Total deposits	10 072 212	10 307 948

(1)	QTC related entities include Queensland Treasury Holdings Pty Ltd and its subsidiaries Brisbane Port Holdings Pty Ltd, DBCT Holdings Pty Ltd and Queensland Lottery Corporation Pty Ltd.

As at 30 June 2024, $10.0 billion (2023: $10.2 billion) of the deposits will mature within 12 months.

11	Financial risk management

QTC’s activities expose it to a variety of financial risks including market (such as foreign exchange risk, interest rate risk, and other price risk), funding, liquidity and credit risk. QTC’s financial risk management focuses on minimising financial risk exposures and managing volatility and seeks to mitigate potential adverse effects of financial risks on the financial performance of QTC and its clients. To assist in managing financial risk, QTC uses derivative financial instruments such as foreign exchange contracts, interest rate swaps and futures contracts.

Robust systems are in place for managing financial risk and compliance. Adherence to financial risk policies is monitored daily. To ensure independence, measurement and monitoring of financial risks is performed by teams separate to those transacting.

All financial risk management activities are conducted within CMB-approved policies, as set out in the Financial Markets Risk Policy with new financial instruments approved by the QTC Executive Leadership Team under delegated authority from the CMB. Any breaches of the Financial Markets Risk Policy are escalated to management, the Chief Executive and the Funding and Markets Committee and presented at the next Board meeting as appropriate.

QTC endeavours to maintain adequate capital to support its business activities, risk profile and risk appetite in accordance with a Board approved Capital Policy. The Capital position is reported to the Board on a monthly basis. The Capital Policy is reviewed and approved by the Board on an annual basis.

The QTC Dividend Policy outlines principles to be adopted in making regular dividend payments. In accordance with the Dividend Policy, capital in excess of business requirements is periodically paid to QTC’s shareholder.

(a)	Market risk

Market risk is the risk of incurring losses in positions arising from adverse movements in financial market prices. QTC is exposed to market risk arising from the impact of movements in foreign exchange rates and interest rates. QTC’s exposure to market risk is through its borrowing and investment activities. This includes borrowing in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and to reduce the risk associated with refinancing maturing loans.

As a consequence of market price movements, there are residual risk positions that may result in realised and unrealised accounting gains or losses being recorded during the year. Depending on whether these transactions are held to maturity, the unrealised gains or losses may be reversed in subsequent accounting periods.

36	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2024

11	Financial risk management continued

(a)	Market risk continued

(i)	Foreign exchange risk

QTC has funding facilities that allow for borrowing in foreign currencies. At times, QTC’s Cash Fund invests in foreign currency assets. QTC enters into both forward exchange contracts and cross currency swaps to hedge the exposure of foreign currency borrowings and offshore investments from fluctuations in exchange rates. The following table summarises the hedging effect, in Australian dollars, that cross currency swaps and forward exchange contracts have had on the face value of offshore borrowings and investments.

	BORROWINGS		DERIVATIVE CONTRACTS		NET EXPOSURE

	2024 $000	2023 $000	2024 $000	2023 $000	2024 $000	2023 $000

USD	(791 818)	(211 259)	791 818	211 259	-	-

CHF	(184 485)	(184 554)	184 485	184 554	-	-

JPY	(140 565)	(156 501)	140 565	156 501	-	-

EUR	(735 706)	(747 307)	735 706	747 307	-	-

(ii)	Interest rate risk

QTC lends to clients based on a duration profile specified in the client mandates. QTC then manages any mismatch between the duration profile of client loans and QTC’s funding within an Asset and Liability Mismatch Portfolio. Duration is a direct measure of the interest rate sensitivity of a financial instrument or a portfolio of financial instruments and quantifies the change in value of a financial instrument or portfolio due to interest rate movements. All costs or benefits of managing any mismatch between client loans and QTC’s funding are passed on to the State, ensuring that QTC is effectively immunised from interest rate risk with respect to these portfolios.

QTC’s interest rate risk, which results from borrowing in advance and investing surplus funds in high credit quality, highly liquid assets, is managed with consideration given to duration risk, yield curve risk, basis risk and Value-at-Risk (VaR).

QTC uses a CMB-approved VaR framework to manage QTC’s exposure to market risk complemented by other measures such as defined stress tests. The VaR measure estimates the potential mark-to-market loss over a given holding period at a 99% confidence level. QTC uses the historical simulation approach to calculate VaR with a holding period of ten business days.

To manage the risk of non-parallel yield curve movements, QTC manages portfolio cash flows in a series of time periods so that the net interest rate risk in each time period can be measured. QTC enters into interest rate swaps and futures contracts to assist in the management of interest rate risk.

In QTC’s Funding and Liquidity portfolios, interest rate swaps may be utilised to change the interest rate exposure of medium to long-term fixed rate borrowings into that of a floating rate borrowing. At times, floating to fixed swaps may be undertaken to generate a fixed rate term funding profile and vice versa. QTC is exposed to basis risk when interest rate swaps are used in the Funding and Liquidity portfolios. Basis risk represents a mark-to-market exposure due to movements between the swap curve, as well as cash, bank bill and bond futures contracts and QTC’s yield curve.

Client deposits in the QTC Cash Fund are invested on behalf of clients and returns received from these investments are passed onto QTC’s clients except for mark-to-market gains or losses from credit spread movements. QTC generally holds these investments to maturity and therefore any mark-to-market impacts from credit spread changes are typically reversed over the life of the assets.

(iii)	Other price risk

During the year the Capital Markets Operations segment was not directly exposed to equity or commodity price changes.

(b)	Funding and liquidity risks

QTC has a robust internal framework whereby extensive liquidity scenario analysis and forecasting is undertaken to understand assumption sensitivities to ensure there is appropriate forward looking visibility of the State’s liquidity position.

QTC debt is a Level 1 (prudentially required) asset for Australian banks under Basel III reforms with a zero per cent capital risk weighting. Even in difficult market circumstances, this generally ensures QTC debt is in high demand. Demand is further supported by the fact that QTC borrowings are guaranteed by the State (QTC has been rated AA+/Aa1/AA+ by ratings agencies Standard & Poors, Moody’s and Fitch respectively) and that QTC benchmark bonds are Reserve Bank of Australia (RBA) repurchase agreement eligible (repo eligible). The ability to readily issue debt is considered a potential source of liquidity.

QTC maintains appropriate liquidity to meet minimum requirements as defined by the Board. Limits are set by the Board and reviewed annually for the following liquidity metrics:

∎	QTC Liquidity Coverage Ratio – QTC must maintain a minimum liquidity balance sufficient to cover a stressed liquidity requirement over a set horizon.

∎	Standard & Poor’s Liquidity Ratio – QTC must maintain a minimum ratio of liquid assets to debt servicing requirements at all times over a rolling 12 month horizon.

∎	Cash Flow Waterfall – QTC must maintain positive cash equivalents net of all inflows and outflows over a set horizon.

In addition to adhering to Board-approved liquidity metrics, QTC holds contingent liquid assets in the form of public sector entity deposits and investments owned through the SIO segment of QTC.

QTC maintains its AUD benchmark bond facility as its core medium to long-term funding facility and its domestic treasury note facility as its core short-term funding facility. In addition, QTC has in place a Green Bond program, Euro and US medium-term note facilities and Euro and US commercial paper facilities to take advantage of alternative funding opportunities in global markets. These facilities ensure that QTC is readily able to access both the domestic and international financial markets. Deposits on account of the Cash Fund and Working Capital Facility are repayable at call while deposits held as security for stock lending and repurchase agreements are repayable when the security is lodged with QTC.

Except for deposits and payables, the maturity analysis for liabilities has been calculated based on the contractual cash flows relating to the repayment of the principal (face value) and interest amounts over the contractual terms.

Except for cash and receivables, the maturity analysis for assets has been calculated based on the contractual cash flows relating to repayment of the principal (face value) and interest amounts over the contractual terms.

In relation to client onlendings, certain loans are interest only with no fixed repayment date for the principal component (i.e. loans are made based on the quality of the client’s business and its financial strength). For the purposes of completing the maturity analysis, the principal component of these loans has been included in the greater than five-year time band with no interest payment assumed in this time band.

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	37

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2024

11	Financial risk management continued

(b)	Funding and liquidity risks continued

The following table sets out the contractual cash flows relating to financial assets and financial liabilities held by QTC at balance date.

CONTRACTUAL MATURITIES AS AT 30 JUNE 2024	3 MONTHS OR LESS $000	3 - 6 MONTHS $000	6 - 12 MONTHS $000	1 - 5 YEARS $000	MORE THAN 5 YEARS $000	TOTAL $000	FAIR VALUE $000

Financial assets

Cash and cash equivalents	7 632 966	-	-	-	-	7 632 966	7 632 966

Receivables	19 375	-	-	-	-	19 375	19 375

Onlendings (1)	1 956 015	1 605 294	1 605 783	18 756 631	102 435 875	126 359 598	98 262 325

Financial assets at fair value through profit or loss	10 754 417	13 032 337	1 323 908	8 290 205	1 392 416	34 793 283	33 183 554

Total financial assets	20 362 773	14 637 631	2 929 691	27 046 836	103 828 291	168 805 222	139 098 220

Financial liabilities

Payables	(34 977)	-	-	-	-	(34 977)	(34 977)

Deposits	(7 941 096)	(2 030 853)	(929)	(10 400)	(85 792)	(10 069 070)	(10 072 212)

Financial liabilities at fair value through profit or loss

- Short-term	(1 736 727)	(3 555 090)	-	-	-	(5 291 817)	(5 230 429)

- Long-term	(8 576 829)	(2 396 333)	(2 087 825)	(58 121 622)	(88 817 503)	(160 000 112)	(122 813 848)

Total financial liabilities	(18 289 629)	(7 982 276)	(2 088 754)	(58 132 022)	(88 903 295)	(175 395 976)	(138 151 466)

Derivatives

Interest rate swaps	(21 544)	12 674	(14 236)	(41 765)	(17 721)	(82 592)	(75 563)

Cross currency swaps	(749)	(6 532)	(20 362)	(110 633)	(351 732)	(490 008)	9 097

Foreign exchange contracts	(88)	(2 554)	-	-	-	(2 642)	(4 531)

Futures contracts	(3 750 000)	(31 000 000)	7 206 000	1 872 300	1 941 500	(23 730 200)	(32 518)

Net derivatives	(3 772 381)	(30 996 412)	7 171 402	1 719 902	1 572 047	(24 305 442)	(103 515)

Net (liabilities)/assets	(1 699 237)	(24 341 057)	8 012 339	(29 365 284)	16 497 043	(30 896 196)	843 239

Cumulative	(1 699 237)	(26 040 294)	(18 027 955)	(47 393 239)	(30 896 196)

(1)

A large proportion of QTC’s onlendings are based on the quality of the business and financial strength of the client. Funds are on-lent on the basis of these businesses being going concerns and continuing to meet key credit metric criteria such as debt to capital and interest coverage ratios. Accordingly, a significant portion of the onlendings portfolio has a loan maturity profile that is greater than five years with the interest rate risk of these loans being managed based on the client’s business risk such that the funding is structured on the underlying business profile. QTC’s liability maturity profile can be shorter or longer than the asset maturity profile depending on investor demand for QTC bonds and client borrowing demand. While interest rate risk mismatches are hedged with swap and futures contracts, this approach requires QTC to undertake periodic refinancing of its liabilities.

38	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2024

11	Financial risk management continued

(b)	Funding and liquidity risks continued

CONTRACTUAL MATURITIES AS AT 30 JUNE 2023	3 MONTHS OR LESS $000	3 - 6 MONTHS $000	6 - 12 MONTHS $000	1 - 5 YEARS $000	MORE THAN 5 YEARS $000	TOTAL $000	FAIR VALUE $000

Financial assets

Cash and cash equivalents	7 354 347	-	-	-	-	7 354 347	7 354 347

Receivables	11 189	-	-	-	-	11 189	11 189

Onlendings (1)	2 032 656	1 623 832	1 624 296	17 119 448	93 925 329	116 325 561	91 406 615

Financial assets at fair value through profit or loss	13 891 235	6 433 036	2 102 056	7 992 362	3 014 277	33 432 966	30 896 629

Total financial assets	23 289 427	8 056 868	3 726 352	25 111 810	96 939 606	157 124 063	129 668 780

Financial liabilities

Payables	(26 421)	-	-	-	-	(26 421)	(26 421)

Deposits	(7 304 954)	(66 156)	(46 246)	(3 066 815)	(88 075)	(10 572 246)	(10 307 948)

Financial liabilities at fair value through profit or loss

- Short-term	(1 995 450)	(3 115 809)	-	-	-	(5 111 259)	(5 055 489)

- Long-term	(9 436 858)	(216 554)	(2 625 181)	(56 442 437)	(75 596 940)	(144 317 970)	(113 478 351)

Total financial liabilities	(18 763 683)	(3 398 519)	(2 671 427)	(59 509 252)	(75 685 015)	(160 027 896)	(128 868 209)

Derivatives

Interest rate swaps	(6 079)	(25 390)	(31 697)	(72 623)	(36 886)	(172 675)	(153 762)

Cross currency swaps	(748)	(6 154)	(20 201)	(108 232)	(343 720)	(479 055)	33 341

Foreign exchange contracts	2 876	-	-	-	-	2 876	2 323

Futures contracts	-	(3 450 000)	750 000	1 007 300	(68 100)	(1 760 800)	(4 968)

Net derivatives	(3 951)	(3 481 544)	698 102	826 445	(448 706)	(2 409 654)	(123 066)

Net (liabilities)/assets	4 521 793	1 176 805	1 753 027	(33 570 997)	20 805 885	(5 313 487)	677 505

Cumulative	4 521 793	5 698 598	7 451 625	(26 119 372)	(5 313 487)

(1)

A large proportion of QTC’s onlendings are based on the quality of the business and financial strength of the client. Funds are on-lent on the basis of these businesses being going concerns and continuing to meet key credit metric criteria such as debt to capital and interest coverage ratios. Accordingly, a significant portion of the onlendings portfolio has a loan maturity profile that is greater than five years with the interest rate risk of these loans being managed based on the client’s business risk such that the funding is structured on the underlying business profile. QTC’s liability maturity profile can be shorter or longer than the asset maturity profile depending on investor demand for QTC bonds and client borrowing demand. While interest rate risk mismatches are hedged with swap and futures contracts, this approach requires QTC to undertake periodic refinancing of its liabilities.

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	39

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2024

11	Financial risk management continued

(c)	Credit risk

(i)	Financial markets counterparties

Financial markets credit exposure is estimated as the potential loss at balance date associated with QTC’s investments in the Cash Fund and other direct investments in financial instruments. In addition, QTC has credit exposure in the form of derivative contracts. Credit risk is the risk that these counterparties are not able to meet the payment obligations associated with QTC’s investments.

The credit exposure for non-derivative investments is calculated daily based on the higher of the market value or face value of the instrument. In contrast, exposure to derivative contracts is based only on a notional ‘add-on’ factor applied to the value of the instrument. The ‘add-on’ factor varies depending on the type of derivative. Derivatives are marked-to-market daily with zero thresholds under all QTC’s credit support annexes. QTC uses collateral arrangements to limit its exposure to counterparties with which it trades derivatives (refer note 11(c)(iv) master netting arrangements).

The following tables represent QTC’s exposure to credit risk at 30 June:

BY CREDIT RATING (1) 30 JUNE 2024	AAA $000	AA+ $000	AA $000	AA- $000	A+ $000	A $000	OTHER(2) $000	TOTAL $000

Cash & cash equivalents	-	-	-	7 632 966	-	-	-	7 632 966

Financial assets (3)	860 854	938 000	612 937	24 845 278	3 073 631	1 824 150	226 399	32 381 249

Derivatives	-	-	-	58 053	8 176	-	7 292	73 521

	860 854	938 000	612 937	32 536 297	3 081 807	1 824 150	233 691	40 087 736

	2%	2%	1%	81%	8%	5%	1%	100%

BY CREDIT RATING (1) 30 JUNE 2023	AAA $000	AA+ $000	AA $000	AA- $000	A+ $000	A $000	OTHER(2) $000	TOTAL $000

Cash & cash equivalents	-	-	-	7 354 347	-	-	-	7 354 347

Financial assets (3)	2 079 083	609 490	364 300	22 523 794	3 312 250	919 183	522 423	30 330 523

Derivatives	-	-	-	38 968	16 183	-	-	55 151

	2 079 083	609 490	364 300	29 917 109	3 328 433	919 183	522 423	37 740 021

	6%	2%	1%	79%	9%	2%	1%	100%

(1)	Credit rating as per Standard & Poor’s or equivalent agency

(2)	Includes long-term ratings of A- and BBB+, or a short term rating of A-1+ & A-2

(3)	Financial assets are based on unsettled face value and consist mainly of discount securities, Commonwealth and State securities, floating rate notes and term deposits

QTC has a significant concentration of credit risk to the banking sector and in particular, the domestic banking sector. At 30 June 2024, QTC’s exposure to systemically important domestic banks (which are rated AA-) was approximately 74% (2023: 73%). QTC’s concentrated investment exposure to domestic banks reflects the structure of the Australian credit markets whereby these markets are dominated by issuance from Australian banks rather than corporations and other entities. Due to this structure, QTC executes a range of risk management processes to deliver a heightened and continuous monitoring of the domestic and global banking sectors and the credit markets they operate within. These measures consist of credit reviews of QTC’s counterparties, monitoring of ratings agency assessments, daily quantitative analysis of market price and credit spread movements, weekly counterparty exposure reporting, and continuous thematic reporting on macro and event-driven developments. This credit risk management framework is used to inform decisions on credit limits within Board appetite and to assist decision making in managing these exposures (such as altering investments or duration).

QTC adopts a cautious approach to the management of credit risk with a strong bias to high credit quality counterparties. QTC has a requirement to invest with counterparties rated BBB+ or higher, that have their head offices in politically stable countries with strong legal and regulatory frameworks associated with financial institutions and financial markets.

QTC’s Board establishes maximum counterparty dollar value and term limits related to issuer credit ratings. Actual limits for individual counterparties will be within these Board limits and depend on a range of factors including an assessment against key credit risk metrics and characteristics of their Australian dollar funding program.

Ratings agencies are used as the prime source of credit ratings information by QTC’s credit team. This information is supported by the credit team’s own credit analysis methodology and practice for exposure monitoring and reporting.

40	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2024

11	Financial risk management continued

(c)	Credit risk continued

(ii)	Onlending counterparties

QTC is also exposed to the credit risk associated with onlendings to clients. Except for some small exposures to private companies, QTC onlends funds to Queensland Government sector entities (including Queensland Treasury, statutory bodies and Government owned corporations) and non-State Government entities (including local governments, universities and grammar schools).

70.1% of QTC’s onlendings (2023: 69.5%) are explicitly guaranteed by the State, including all debt held by clients operating in key Environmental, Social and Governance (ESG) impacted areas such as coal-based power generation. QTC is directly exposed to credit default risk to the extent of its non-guaranteed lending of approximately $28.7 billion at 30 June 2024 (2023: $27.2 billion).

QTC’s outstanding client onlending exposures are actively monitored in accordance with approved Client Credit Procedures. These procedures include regular Credit Reviews and covenant monitoring to ensure all counterparties maintain adequate debt serviceability and long-term financial stability.

QTC has a robust credit assessment and ratings methodology in place that informs its onlending recommendations to the State. This methodology includes analysis of quantitative and qualitative factors (industry, regional, demographic and economic characteristics) across a number of years. An assessment of a client’s performance against key credit metrics is made and borrowing recommendations are appraised by an independent Credit Committee prior to being communicated to the State.

QTC adopts a cautious risk appetite to ensure onlendings are provided to clients with satisfactory credit profiles, or where directed by the State. The majority of QTC’s onlending clients maintain an adequate financial buffer to manage short term financial shocks, though longer term financial impacts may adversely affect their performance. Of the non-guaranteed onlending, over 99 per cent has been provided to clients that have been assigned a credit rating of Moderate or above by QTC. QTC’s Moderate credit rating approximates to an Investment Grade rating used by the major rating agencies.

(iii)	Fair value attributable to credit risk of QTC’s liabilities

The majority of QTC’s borrowings are guaranteed by the State. As a result, credit risk is not a significant factor in the determination of fair value. Changes in fair value are mainly attributable to the market fluctuations.

(iv)	Master netting arrangements

QTC enters into all derivative transactions under International Swaps and Derivatives Association (ISDA) Master Agreements. QTC does not currently have any master netting arrangements where a default event has occurred, and therefore presents all derivative financial instruments on a gross basis in the statement of comprehensive income. QTC also has Credit Support Annexes (CSAs) in place with each ISDA, under which collateral is transferred every business day. This further reduces QTC’s credit exposure.

The following table presents the financial instruments that are offset, or subject to enforceable master netting arrangements and other similar agreements but not offset. The column ‘net amount’ shows the impact on QTC’s balance sheet if all set-off rights were exercised.

RELATED TO AMOUNTS NOT SET OFF IN THE BALANCE SHEET

	GROSS AND NET AMOUNTS ON THE BALANCE SHEET $000	CASH COLLATERAL RECEIVED OR GIVEN $000	NET AMOUNT $000

2024

Derivative assets: - subject to master netting arrangements	169 892	(158 049)	11 843

Derivative liabilities: - subject to master netting arrangements	(273 407)	360 032	86 625

Net exposure	(103 515)	201 983	98 468

2023

Derivative assets: - subject to master netting arrangements	116 079	(101 434)	14 645

Derivative liabilities: - subject to master netting arrangements	(239 145)	218 492	(20 653)

Net exposure	(123 066)	117 058	(6 008)

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	41

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2024

12	Fair value hierarchy

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement. The fair value hierarchy is categorised into three levels based on the observability of the inputs used.

Level 1 – quoted prices (unadjusted) in active markets that QTC can access at measurement date for identical assets and liabilities.

Level 2 – inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – inputs for the asset or liability that are not based on observable market data (unobservable inputs).

All QTC’s financial instruments at fair value through profit or loss are valued with reference to either quoted market prices or observable inputs, with no significant adjustments applied to instruments held. QTC holds no Level 3 financial instruments.

Financial assets classified as Level 1 consist primarily of short-term and tradeable bank deposits, Commonwealth and semi-government bonds and futures contracts where an active market has been established.

Financial assets classified as Level 2 include non-actively traded corporate and semi-government bonds, certain money market securities, floating rate notes, term deposits, QTC onlendings and over-the-counter derivatives. The principal inputs in determining fair value include benchmark interest rates such as interbank rates, quoted interest rates in the swap, bond and futures markets, trading margins to the swap curve and counterparty credit spreads for similar instruments adjusted for changes in the credit worthiness of the counterparty. A margin may be applied based on the original purchase margin where the instrument is not actively traded. QTC onlendings are priced based on the underlying liability portfolio.

Financial liabilities classified as Level 1 consist of QTC benchmark bonds.

Financial liabilities classified as Level 2 include commercial paper, treasury notes, medium-term notes, floating rate notes, and client deposits. The principal inputs in determining fair value include benchmark interest rates such as interbank rates and quoted interest rates in the swap and bond markets. Valuations may include a fixed margin to LIBOR or swap curve. Client deposits are principally held in the QTC Cash Fund, which is capital guaranteed.

Over-the-counter derivatives are typically valued as Level 2 and include FX forwards, FX swaps, interest rate and cross currency swaps. The principal inputs in determining fair value include quoted interest rates in the swap market, spot FX rates and basis curves.

QTC applies mid-market pricing as a practical and consistent method for fair value measurements within the bid-ask spread.

Classification of instruments into fair value hierarchy levels is reviewed annually and where there has been a significant change to the valuation inputs and a transfer is deemed to occur, this is effected at the end of the relevant reporting period.

AS AT 30 JUNE 2024	QUOTED PRICES LEVEL 1 $000	OBSERVABLE INPUTS LEVEL 2 $000	TOTAL $000

Financial assets

Cash and cash equivalents	7 632 966	-	7 632 966

Financial assets through profit or loss	22 199 430	10 984 124	33 183 554

Derivative financial assets	2 897	166 995	169 892

Onlendings	-	98 262 325	98 262 325

Total financial assets	29 835 293	109 413 444	139 248 737

Financial liabilities

Derivative financial liabilities	35 415	237 992	273 407

Financial liabilities through profit or loss

- Short-term	-	5 230 429	5 230 429

- Long-term	92 699 172	30 114 676	122 813 848

Deposits	-	10 072 212	10 072 212

Total financial liabilities	92 734 587	45 655 309	138 389 896
There were no transfers between levels during the year ended 30 June 2024

AS AT 30 JUNE 2023	QUOTED PRICES LEVEL 1 $000	OBSERVABLE INPUTS LEVEL 2 $000	TOTAL $000

Financial assets

Cash and cash equivalents	7 354 347	-	7 354 347

Financial assets through profit or loss	15 727 554	15 169 075	30 896 629

Derivative financial assets	1 692	114 387	116 079

Onlendings	-	91 406 615	91 406 615

Total financial assets	23 083 593	106 690 077	129 773 670

Financial liabilities

Derivative financial liabilities	6 660	232 485	239 145

Financial liabilities through profit or loss

- Short-term	-	5 055 489	5 055 489

- Long-term	86 766 105	26 712 246	113 478 351

Deposits	-	10 307 948	10 307 948

Total financial liabilities	86 772 765	42 308 168	129 080 933

QTC holds no Level 3 financial instruments. There were no transfers between levels during the year ended 30 June 2023

42	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2024

13	Right-of-use assets and lease liabilities

Summary of material accounting policy

All leases, other than short-term leases and leases of low value assets, are recognised on balance sheet as lease liabilities and right-of-use assets.

On initial recognition the carrying amount of the lease liability is measured at the present value of the current leasing commitments. Lease payments are discounted at the rate implicit in the lease or at QTC’s incremental borrowing rate if the implicit interest rate cannot be readily determined.

Right-of-use assets are initially measured at cost comprising:

∎	the amount of the initial measurement of the lease liability
∎	lease payments made at or before the commencement date and any lease incentives received
∎	initial direct costs incurred, and
∎	the initial estimate of restoration costs.

Depreciation is calculated on a straight-line basis over the estimated useful life of the assets. Depreciation rates are as follows:

Asset class	Depreciation rate

Lease property	14 – 33%

Carrying amounts of right-of-use assets and the movements during the year are set out below:

	2024	2023
	$000	$000

Cost at balance date	12 368	12 368

Accumulated depreciation and impairment	(9 211)	(7 277)

Net carrying amount at the end of the year	3 157	5 091

Movement

Net carrying amount at the beginning of the year	5 091	7 026

Depreciation expense	(1 934)	(1 935)

Net carrying amount at the end of the year	3 157	5 091

Set out below are the carrying amounts of lease liabilities and the movements during the year:

	2024	2023
	$000	$000

Net carrying amount at the beginning of the year	9 362	12 823

Interest	129	183

Lease repayments	(3 550)	(3 644)

Net carrying amount at the end of the year	5 941	9 362

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	43

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2024

14	Notes to the statement of cash flows

(a)	Reconciliation of profit after tax to net cash provided by operating activities

	2024	2023
	$000	$000

Profit for the year	166 811	156 404

Non-cash flows in operating surplus

Loss/(gain) on interest-bearing liabilities	246 531	(1 199 288)

Loss on deposits held	38	193

Loss on onlendings	174 509	1 679 557

Gain on financial assets at fair value through profit or loss	(139 557)	(90 167)

Depreciation and amortisation	2 715	5 531

Changes in assets and liabilities

Decrease in financial assets at fair value through profit or loss	198 326	25 073

Decrease in deferred tax asset	322	446

Increase in onlendings	(27 173)	(19 437)

Increase in receivables	(8 186)	(4 735)

Decrease in interest-bearing liabilities	(2 235 006)	(2 151 488)

Increase in deposits	4 592	45 275

Increase/(decrease) in payables and other liabilities	5 309	(2 597)

Net cash used in operating activities	(1 610 769)	(1 555 233)

(b)	Reconciliation of liabilities arising from financing activities

				FOREIGN	OTHER
	OPENING	CASH	FAIR VALUE	EXCHANGE	NON-CASH	CLOSING
	BALANCE	FLOWS	MOVEMENT	MOVEMENT	MOVEMENTS	BALANCE
AS AT 30 JUNE 2023	$000	$000	$000	$000	$000	$000

Interest-bearing liabilities (1)	118 772 985	11 533 174	256 378	(9 847)	(2 235 006)	128 317 684

Deposits	10 307 948	(240 366)	38	-	4 592	10 072 212

Dividend paid	-	-	-	-	-	-

	129 080 933	11 292 808	256 416	(9 847)	(2 230 414)	138 389 896

AS AT 30 JUNE 2023

Interest-bearing liabilities (1)	119 648 044	2 475 717	(1 294 795)	95 507	(2 151 488)	118 772 985

Deposits	8 431 220	1 831 261	192	-	45 275	10 307 948

Dividend paid	-	(40 000)	-	-	40 000	-

	128 079 264	4 266 978	(1 294 603)	95 507	(2 066 213)	129 080 933

(1)	Includes derivatives

44	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2024

15	Financial instruments at fair value through profit or loss

Summary of material accounting policy – classification and measurement

Financial instruments on initial recognition are classified into the following categories:

∎	financial assets at fair value through profit or loss, and
∎	financial liabilities at fair value through profit or loss.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include investments held in unit trusts managed by QIC. These investments include cash, international equities and other diversified products, which are measured at market value based on a hard close unit price quoted by QIC (adjusted for fees outstanding on the account and net of any GST recoverable) for the end of the financial year.

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss consist of FRNs issued to the State in exchange for portfolios of assets. The FRNs were initially recognised at a value that equated to the fair value of the financial assets contributed by the State. The FRNs will terminate upon the greater of 50 years from the initial transaction date or the date that the FRNs are repaid in full. The market value of the FRNs is payable by QTC to the State. Interest on the FRNs is capitalised monthly. The FRN interest rate may be varied by the State under the terms of their corresponding agreements.

Recognising the direct relationship between the FRNs and the assets of SIO, financial liabilities at fair value through profit or loss are determined by reflecting the changes (including market value movements) in the value of the invested assets of the portfolio, as equivalent market value movements in the FRNs. That is, any difference between the return paid by QTC on the FRNs and the return received by QTC on the invested assets is recognised as a market value adjustment to the value of the FRNs, eliminating any accounting mismatch between the financial assets and liabilities in this segment.

2024
TOTAL STATE
INVESTMENT
	LTA(1)	QFF(2)	OPERATIONS
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	$000	$000	$000

Investments in unit trusts and other holdings - QIC:

Movement during the year:

Opening balance	35 138 700	8 336 101	43 474 801

Deposits (3)	630 832	-	630 832

Withdrawals (3)	(4 444 482)	-	(4 444 482)

Fees paid	(214 417)	(54 126)	(268 543)

Net change in fair value of unit trusts	5 664 756	1 490 855	7 155 611

Closing balance	36 775 389	9 772 830	46 548 219

2023
TOTAL STATE INVESTMENT OPERATIONS

	LTA(1)	QFF(2)
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	$000	$000	$000

Investments in unit trusts and other holdings - QIC:

Movement during the year:

Opening balance	32 654 392	7 718 020	40 372 412

Deposits (3)	2 497 799	-	2 497 799

Withdrawals (3)	(2 114 876)	-	(2 114 876)

Fees paid	(197 434)	(48 742)	(246 176)

Net change in fair value of unit trusts	2 298 819	666 823	2 965 642

Closing balance	35 138 700	8 336 101	43 474 801

(1)	The LTA are assets held to fund the defined benefit superannuation and other long-term obligations of the State as well as assets to support other State initiatives.

(2)	At 30 June 2024 and 30 June 2023, the only sub fund of the QFF is the DRF. The DRF was established to support both the State’s credit rating and generate returns to reduce the State’s debt burden.

(3)	For every investment deposited or withdrawal from the LTA or QFF, there is an equivalent increase or decrease to the corresponding FRN.

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	45

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2024

15	Financial instruments at fair value through profit or loss continued

2024
TOTAL STATE
INVESTMENT
	LTA(1)	QFF(2)	OPERATIONS
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	$000	$000	$000

Comprised of the following asset classes:

Defensive assets

Cash	3 750 678	1 272 797	5 023 475

Fixed interest	1 778 373	443 846	2 222 219

Growth assets

Equities	9 123 743	3 605 133	12 728 876

Diversified alternatives	6 903 237	1 196 452	8 099 689

Unlisted assets

Infrastructure	4 994 259	896 991	5 891 250

Private equity	3 575 774	381 447	3 957 221

Real estate	6 649 325	1 976 164	8 625 489

	36 775 389	9 772 830	46 548 219

2023
TOTAL STATE
INVESTMENT
	LTA(1)	QFF(2)	OPERATIONS
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	$000	$000	$000

Comprised of the following asset classes:

Defensive assets

Cash	3 925 783	1 450 236	5 376 019

Fixed interest	1 812 152	234 785	2 046 937

Growth assets

Equities	9 432 169	3 128 188	12 560 357

Diversified alternatives	6 197 578	692 495	6 890 073

Unlisted assets

Infrastructure	4 458 302	746 948	5 205 250

Private equity	3 605 102	382 843	3 987 945

Real estate	5 707 614	1 700 606	7 408 220

	35 138 700	8 336 101	43 474 801

(1)	The LTA are assets held to fund the defined benefit superannuation and other long-term obligations of the State as well as assets to support other State initiatives.

(2)	The only sub fund of the QFF is the DRF. The DRF was established to support both the State’s credit rating and generate returns to reduce the State’s debt burden.

46	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2024

15	Financial liabilities at fair value through profit or loss continued

FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS		2024

	LTA(1) $000	QFF(2) $000	TOTAL STATE INVESTMENT OPERATIONS $000

Fixed rate notes

Movement during the year:

Opening balance	35 138 700	8 336 101	43 474 801

Increases (3)	630 832	-	630 832

Interest	2 268 304	570 905	2 839 209

Decreases (3)	(4 444 482)	-	(4 444 482)

Net change in fair value of the fixed rate note (4)	3 182 035	865 824	4 047 859

Closing balance	36 775 389	9 772 830	46 548 219

FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS		2023

	LTA(1) $000	QFF(2) $000	TOTAL STATE INVESTMENT OPERATIONS $000

Fixed rate notes

Movement during the year:

Opening balance	32 654 392	7 718 020	40 372 412

Increases (3)	2 497 799	-	2 497 799

Interest	2 204 192	534 553	2 738 745

Decreases (3)	(2 114 876)	-	(2 114 876)

Net change in fair value of the fixed rate note	(102 807)	83 528	(19 279)

Closing balance	35 138 700	8 336 101	43 474 801

(1)	The LTA are assets held to fund the defined benefit superannuation and other long term obligations of the State as well as assets to support other State initiatives.

(2)	The only sub fund of the QFF is the DRF. The DRF was established to support both the State’s credit rating and generate returns to reduce the State’s debt burden.

(3)	For every investment deposited or withdrawal from the LTA or QFF, there is an equivalent increase or decrease to the corresponding FRN.

(4)	The positive net change in the fair value of the fixed rate notes for 2024, reflects the higher returns achieved on the invested assets when compared to the interest paid by QTC on the FRN of 6.5%.

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	47

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2024

16	Financial risk management

QTC also holds a portfolio of assets that was transferred to QTC by the State but is managed by QIC on behalf of SIAB. SIAB members include representatives from Queensland Treasury and four external members with experience in investment management and governance.

The assets of SIO are invested in unlisted unit trusts held with QIC. The trusts hold investments in a variety of financial instruments including derivatives, which expose these assets to market risk, liquidity risk and credit risk. Market risk arises due to changes in interest rates, foreign exchange rates, property prices and equity prices. However, as these investments are long-term in nature, market fluctuations are expected to even out over the term of the investment.

SIAB determines the investment objectives, risk profiles and strategy for the invested assets of the SIO segment within the framework provided by the State. It is responsible for formulating a strategic asset allocation to achieve the objectives of the investments in line with the required risk profile. The invested assets of the SIO segment are therefore distinct from QTC’s CMB and day-to-day Capital Markets Operations and are the responsibility of SIAB and its appointed investment manager (QIC).

QIC provides assistance to SIAB in discharging its responsibilities. As the State’s investment manager, QIC is responsible for implementing the investment strategy of each portfolio of invested assets of the SIO segment. QIC’s role includes recommending investment product objectives, risk profiles and strategic asset allocations to achieve objectives within the targets and risk controls set. SIAB oversees QIC’s implementation and monitors adherence to the targets, risk controls and limits under which QIC is approved to manage the invested assets of the SIO segment.

QIC has established risk management policies to identify and analyse risk, and to set risk limits and controls that comply with SIAB’s instructions. QIC’s risk control framework is confirmed in a GS007 report signed by the Auditor-General of Queensland.

The interest rate applicable on the FRN liabilities of QTC for both the LTA and the QFF portfolios is set at 6.5% per annum on the book value of the notes.

(a)	Market risk

The assets of SIO expose QTC to market risk, including interest rate risk, foreign currency risk, property price risk and equity price risk, resulting from its investments in unit trusts and the underlying movement in the net asset values through these trusts. While the portfolios do not have direct exposure to interest rate, foreign currency and credit risk, the unit price of the fund in which the assets are invested will change in response to the market’s perception of changes in these underlying risks.

Market risk is mitigated through diversified portfolios of investments in unit trusts held with QIC in accordance with the investment strategies approved by SIAB. The investment strategy targets a diversified portfolio across a broad range of asset classes.

QIC adheres to prudential controls contained in the Investment Management Agreement for each portfolio of assets. Under these agreements, derivative products are not permitted to be used for speculative purposes but are used as hedging instruments against existing positions or for efficient trading and asset allocation purposes to assist in achieving the overall investment returns and volatility objectives of the portfolio.

A sensitivity analysis for the key types of market risk that apply to the investments of the funds has been undertaken by QIC. QIC has provided a range of reasonably possible changes in key risk variables including the ASX 200 Index, the MSCI World ex Australia Equities Index, the Reserve Bank of Australia official cash rate, the US Federal Reserve official cash rate and real estate capitalisation rates.

QTC’s foreign currency exposure is managed at a whole of portfolio level rather than at an individual asset class level. For this reason, sensitivity to foreign exchange rate movements has been shown as a currency overlay on the whole portfolios.

Based on changes to key risk variables and applying a range of valuation methodologies, a reasonably possible change in value of applicable investments held at 30 June is as follows:

	2024 CHANGE		2024 PROFIT/EQUITY		2023 CHANGE		2023 PROFIT/EQUITY

	Low	High	Decrease	Increase	Low	High	Decrease	Increase

	%	%	$000	$000	%	%	$000	$000

Cash and fixed interest (1)	-10%	10%	(722 386)	722 386	-0.4%	0.4%	(29 273)	29 273

Equities	-10%	10%	(1 304 710)	1 304 710	-10%	10%	(1 256 036)	1 256 036

Diversified alternatives (2)	-10%	10%	(830 218)	830 218	-10%	10%	(688 439)	688 439

Infrastructure	-10%	10%	(603 853)	603 853	-10%	10%	(520 276)	520 276

Private equities	-10%	10%	(405 615)	405 615	-10%	10%	(398 603)	398 603

Real estate	-10%	10%	(884 113)	884 113	-11%	12%	(793 447)	864 855

Currency overlay			(20 298)	20 298	-10%	10%	(961 891)	961 891

			(4 771 193)	4 771 193			(4 647 965)	4 719 373

(1)	Cash and fixed interest include exposure to interest rate and inflation overlays on hedging instruments.
(2)	Diversified alternatives include exposure to both price and interest rate risk.

(b)	Liquidity risk

No external cash flows are generated by QTC from SIO. Deposits and withdrawals from SIO result in a corresponding change to the value of the FRNs. Interest owing to Treasury on the FRNs is capitalised, as are returns and fees to the SIO. As such, daily movements in these cash flows do not expose QTC to liquidity risk.

(c)	Credit risk

QIC is responsible for implementing the investment strategy for SIO. The investment strategy targets a widely diversified portfolio of assets across a broad range of asset classes, helping to minimise credit risk.

48	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2024

17	Fair value hierarchy

Financial instruments have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement, as per note 12.

	OBSERVABLE	UNOBSERVABLE
	INPUTS	INPUTS
	LEVEL 2	LEVEL 3	TOTAL
AS AT 30 JUNE 2024	$000	$000	$000

Financial assets

Cash and cash equivalents	5 023 475	-	5 023 475

Fixed interest	2 222 219	-	2 222 219

Equities	12 728 876	-	12 728 876

Diversified alternatives	-	8 099 689	8 099 689

Infrastructure	-	5 891 250	5 891 250

Private equities	-	3 957 221	3 957 221

Real estate	552 471	8 073 018	8 625 489

Total financial assets	20 527 041	26 021 178	46 548 219

Financial liabilities

Fixed rate note - LTA	-	36 775 389	36 775 389

Fixed rate note - QFF	-	9 772 830	9 772 830

Total financial liabilities	-	46 548 219	46 548 219

Assets classified as diversified alternative assets were transferred from level 2 to level 3 during the year ended 30 June 2024.

AS AT 30 JUNE 2023	OBSERVABLE INPUTS LEVEL 2 $000	UNOBSERVABLE INPUTS LEVEL 3 $000	TOTAL $000

Financial assets

Cash and cash equivalents	5 376 019	-	5 376 019

Fixed interest	2 046 937	-	2 046 937

Equities	12 560 357	-	12 560 357

Diversified alternatives	2 568 721	4 321 352	6 890 073

Infrastructure	-	5 205 250	5 205 250

Private equities	-	3 987 945	3 987 945

Real estate	583 669	6 824 551	7 408 220

Total financial assets	23 135 703	20 339 098	43 474 801

Financial liabilities

Fixed rate note - LTA	-	35 138 700	35 138 700

Fixed rate note - QFF	-	8 336 101	8 336 101

Total financial liabilities	-	43 474 801	43 474 801

There were no transfers between level during the year ended 30 June 2023.

Investments in unit trusts are valued by QIC using fair value methodologies adjusted for fees outstanding. QIC reports the net asset value based on the unit price at measurement date.

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	49

Notes to the Financial Statements

State Investment Operations

For the year ended 30 June 2024

17	Fair value hierarchy continued

(a)	Level 3 financial assets and liabilities - valuation techniques utilising significant unobservable inputs

Valuations of investments in unit trusts that are Level 3 in the fair value hierarchy are based on the prices of the assets underlying these unit trusts. Investments in unlisted externally managed investment schemes are valued by QIC based on the latest available net asset value advised by the fund manager. Where the fund invests in illiquid assets, the investments are priced by independent valuers as there is no readily observable market price.

In some instances, the prices advised by QIC are based on unaudited valuation statements provided by the external managers of underlying investments that relate to a date prior to 30 June 2024. QIC continues to monitor and provide updated advice to QTC on the potential impact on the value of these investments arising from the subsequent receipt of updated valuations from external managers and audited financial statements.

While QTC utilises the unit price of investments provided by QIC at the relevant reporting date to report the fair value of the investments, the table below shows the valuation techniques used to calculate the unit price for the Level 3 fair values and the significant unobservable inputs used.

CLASS	VALUATION TECHNIQUE	UNOBSERVABLE INPUTS

Diversified alternatives	Based on valuations provided by an independent external valuer or external manager in accordance with relevant industry standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Infrastructure	Based on valuations provided by an independent external valuer or external manager in accordance with relevant industry standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Private equities	Based on valuations provided by an independent external valuer or external manager in accordance with International Private Equity and Venture Capital Valuation Guidelines	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Real estate	Based on valuations provided by an independent external valuer or external manager in accordance with Australian Property Institute’s valuation and Property Standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Fixed Rate Notes	Based on the value of the corresponding portfolio of assets in the SIO segment	The valuation is based on the fair values of the related assets which are derived using Level 3 inputs

(b)	Reconciliation of Level 3 fair value movements

The table below shows the breakdown of gains and losses in respect of Level 3 fair values.

30 JUNE 2024	OPENING	DISTRIBUTIONS(1)	UNREALISED	SETTLEMENTS(1)		TRANSFERS		CLOSING
	BALANCE		MARKET MOVEMENTS(1)					BALANCE
ASSET CLASS	$000	$000	$000	$000		$000		$000

Diversified alternatives	4 321 352	(7 222)	551 233	(411 108)		3 645 434	(2)	8 099 689

Infrastructure	5 205 250	(36 412)	702 160	20 252		-		5 891 250

Private equities	3 987 945	(15 976)	18 977	(33 725)		-		3 957 221

Real estate	6 824 551	(23 790)	1 267 596	4 661		-		8 073 018

30 JUNE 2023	OPENING	DISTRIBUTIONS(1)	UNREALISED	SETTLEMENTS(1)		TRANSFERS		CLOSING
	BALANCE		MARKET MOVEMENTS(1)					BALANCE
ASSET CLASS	$000	$000	$000	$000		$000		$000

Diversified alternatives	4 065 983	(639 271)	132 508	762 132		-		4 321 352

Infrastructure	9 555 545	(534 489)	291 086	(4 106 892	)(3)	-		5 205 250

Private equities	4 153 698	(187 792)	(59 973)	82 012		-		3 987 945

Real estate	2 754 235	(182 476)	487 894	3 764 898	(3)	-		6 824 551

(1)	Data in the above table is based on movements in the unit trusts that hold the assets.

(2)	Diversified alternative assets were transferred from level 2 to level 3 during the year ended 30 June 2024.

(3)	The movements to the infrastructure and real estate asset classes were as a result of the reclassification of an underlying asset, not a change in underlying asset exposure.

FRN movements are disclosed in note 15.

(c)	Level 3 – Sensitivity Analysis

Note 16 provides the impact to a change in market prices in respect of all asset classes including those categorised as Level 3.

50	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

Notes to the Financial Statements

Other information

For the year ended 30 June 2024

18	Contingent liabilities

The following contingent liabilities existed at balance date:

∎	QTC has provided guarantees to the value of $2.5 billion (2023: $3.3 billion) to support the commercial activities of various Queensland public sector entities. In each case, a counter indemnity has been obtained by QTC from the appropriate public sector entity.

19	Related party transactions

QTC’s related parties are those entities that it controls, is controlled by, under common control or can exert significant influence over. This includes controlled entities of the State, being Queensland Treasury, government departments, statutory bodies (excluding universities) and Government owned corporations, and also includes QTC’s key management personnel and their related parties. Along with universities, local governments are not considered as related parties of QTC.

(a)	Ultimate controlling entity

The immediate controlling entity is the Under Treasurer of Queensland as the Corporation Sole of QTC and the ultimate controlling entity is the State. No remuneration is payable by QTC to the Under Treasurer in relation to this role.

(b)	Key management personnel

Disclosures relating to key management personnel are set out in note 20.

(c)	Investments in companies

Details of investments in associates and other companies are set out in note 22.

(d)	Transactions with related parties

Transactions undertaken with related parties during the year include:

∎	loan balances with a book value of $95.6 billion (2023: $89.4 billion) and interest received $3.1 billion (2023: $2.7 billion)

∎	investment of cash surpluses $4.9 billion (2023: $5.2 billion) and interest paid $311.3 million (2023: $103.8 million)

∎	fees received $84.2 million (2023: $80.2 million)

∎	no dividends were paid to Queensland Treasury this year (2023: $40 million)

∎	the SIO segment transferred $411 million of securities from the LTA portfolio to the State (2023: Nil).

QTC may from time to time indirectly hold a small amount of investments in QTC Bonds via its investments in unit trusts managed by QIC. QTC does not have direct legal ownership of these assets and therefore, no adjustment has been made in the financial statements. QTC through SIO has paid $274.2 million in management fees to QIC (2023: $225.7 million) and $0.5 million (2023: $0.5 million) to Queensland Treasury for board secretariat services to SIAB.

The nature and amount of any individually significant transactions with principal related parties are disclosed below.

∎	QTC sometimes acts as an agent to government entities in the procurement of advice from consultants. In these situations, QTC does not bear any significant risks or benefits associated with the advice and is generally reimbursed for the costs of the consultant by the government entity. Any funds received as reimbursement offset consultant costs in the financial statements. The amount of costs reimbursed to QTC during the financial year totalled $2.4 million (2023: $1.0 million).

∎	QTC may enter into derivative transactions from time to time with its clients. These arrangements have back-to-back contracts between QTC and the client and QTC and the market. In this way the risk QTC is exposed to is significantly reduced. The value of these derivative arrangements at year end was $32.8 million (2023: $35.6 million).

∎	QTC has a shareholding in QTH and its associated entities (QTH group). The QTH group hold deposits of $92.6 million (2023: $110.8 million) and loans of $98.0 million (2023: $99.7 million) with QTC that are provided on an arm’s length basis and are subject to QTC’s normal terms and conditions. QTC also provides company secretariat services to the QTH group on a cost recovery basis and received fees of $0.4 million (2023: $0.4 million) for the provision of these services.

(e)	Agency arrangements

QTC undertakes the following agency arrangements on behalf of its clients.

∎	QTC provides services on behalf of Queensland Treasury under a GOC Cash Management Facility. QTC is not exposed to the risks and benefits of this facility and therefore does not recognise these deposits on its balance sheet. QTC charges a fee for this service. The balance of deposits under this facility at year end was $2.9 billion (2023: $1.7 billion).

∎	From time to time QTC holds foreign exchange balances in segregated accounts on behalf of its clients to facilitate foreign exchange transactions. QTC is not exposed to the risks and benefits of these balances as it does not own or control these accounts. The balances of the foreign exchange in these segregated accounts at year end was $67.8 million (2023: $21.1 million).

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	51

Notes to the Financial Statements

Other information

For the year ended 30 June 2024

20	Key management personnel

Key management personnel are defined as those persons having authority and responsibility for planning, directing and controlling the activities of QTC, being members of the Board and the Executive Leadership Team.

(a)	QTC’s Boards

QTC has delegated its powers to its two boards, the CMB and SIAB. Both boards are appointed by the Governor in Council, pursuant to section 10(2) of the Act. The CMB has been delegated the governance role over QTC by the Under Treasurer.

(b)	Remuneration principles

Capital Markets Board - Directors

Any changes to Board remuneration require consideration by Queensland Treasury and the Department of the Premier and Cabinet to ensure remuneration is commensurate with government policy. Cabinet endorsement of any changes is required prior to approval by the Governor in Council. Remuneration was last increased effective 21 September 2023.

State Investment Advisory Board - Directors

When the Long Term Asset Advisory Board was renamed and reconstituted as SIAB on 4 July 2019, external Board members were appointed who were entitled to remuneration. Remuneration for the external Board members was set by Queensland Treasury in consultation with the Department of the Premier and Cabinet prior to approval by the Governor in Council.

Executives and employees

QTC employees (including the Executive Leadership Team) are employed on individual contracts and are appointed pursuant to the Act. As the majority of QTC’s employees are sourced from the financial markets in which it operates, QTC’s employment practices are competitive with these markets. The remuneration framework comprises both fixed and variable remuneration (in the form of an annual short-term incentive (STI) opportunity), which are approved by the QTC Board annually. The fixed remuneration component is market-competitive and the variable remuneration component is linked to individual and corporate performance.

Remuneration governance

The Human Resources Committee of the Board is responsible for governance of remuneration practices and arrangements, with the Board maintaining ultimate responsibility and decision making for remuneration matters. QTC receives annual industry benchmarking data from the Financial Institutions Remuneration Group (FIRG) and Aon Hewitt, where applicable, which captures remuneration data from organisations within the financial services industry. Analysis and advice are obtained from external consultants to ensure that QTC continues to align roles to the market.

Total compensation

The total compensation fixed remuneration for QTC employees is reviewed each year and is benchmarked against the FIRG remuneration data and Aon Hewitt, where applicable. Total compensation levels were set around the FIRG market median position of a relevant sub-set of the FIRG database. Role scope and complexity, knowledge experience, skills and performance were considered when determining the remuneration level of each employee.

Variable remuneration - short-term incentives for employees

QTC’s variable remuneration framework provides an annual Short-Term Incentive (STI) opportunity for eligible employees, aligned to financial year individual and corporate performance. This opportunity is designed to differentiate and reward performance. It also aims to ensure market competitiveness, with ‘target’ STI outcomes aligned to the relevant market position of the FIRG database (i.e. the median incentive potential for FIRG members within QTC’s peer group) and approved at Board level each year. For the year ended 30 June 2024, STI payments will be made to eligible staff in September 2024.

Subject to meeting certain criteria, the STI of eligible employees may be deferred.

Variable remuneration - short term incentives for the Executive Leadership Team

Members of the Executive Leadership Team (ELT), excluding members on secondment to QTC, are eligible for an STI if their performance meets or exceeds corporate and individual key performance indicators. STIs are at risk with no payment made for underperformance and additional premiums of up to 30% of the target paid for above expected performance.

STI payments are based on a percentage of individual total fixed remuneration with the STI ‘target’ range for permanent ELT members of between 40% and 50%. The total STI entitlement for the ELT includes the STI deferral between 25% and 40%, which is to be paid over 24 months comprising two deferral periods:

∎	50% of the deferred amount paid out at the conclusion of 12 months after the original STI was determined, and

∎	50% of the deferred amount paid out at the conclusion of 24 months after the original STI was determined.

Payment of the deferred STI will be subject to satisfying the criteria outlined in the Risk Gateway, which is defined in the QTC Remuneration Framework. At the end of each deferral period, a report prepared on the criteria in the Risk Gateway will be assessed by the Board to determine whether the deferred STI will vest.

QTC’s overall performance for 2023-24, documented in the annual performance assessment reviewed and approved by QTC’s Board, was assessed as exceeding the benchmark. This reflects the performance achieved across QTC’s whole-of-State, client, funding, and operational activities. This performance assessment led to individual STIs for the Executive Leadership Team of between 40% and 60% of fixed remuneration.

The STI deferral has been fully expensed in 2023-24 and recognised as a long-term employee benefit.

52	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

Notes to the Financial Statements

Other information

For the year ended 30 June 2024

20	Key management personnel continued

(c)	Remuneration by category

	2024 $	2023 $

Capital Markets Operations

Directors

Short-term employment benefits (1)	449 624	317 131

Post-employment benefits (4)	47 973	31 765

Total	497 597	348 896

Executive management

Short-term employment benefits (2)	3 320 459	2 912 362

Long-term employment benefits (3)	388 049	120 460

Post-employment benefits (4)	123 295	166 769

Ex-gratia payments	-	650 570

Termination benefits	-	1 103 888

Total	3 831 803	4 954 049

	2024 $	2023 $

State Investment Operations

Directors

Short-term employment benefits (1)	200 590	99 054

Post-employment benefits (4)	22 065	10 401

Total	222 655	109 455

(1)

Directors’ short-term benefits include Board member and committee fees, professional memberships and in relation to the Chair of the Capital Markets Board, it also includes the provision of a car park.

(2)	Executive management short-term benefits include wages, annual leave taken, short-term incentives and non-monetary benefits such as car parks and motor vehicle benefits (where applicable).

(3)	Long-term employment benefits relate to long service leave and deferred STI.

(4)	Post-employment benefits include superannuation contributions made by QTC.

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	53

Notes to the Financial Statements

Other information

For the year ended 30 June 2024

20	Key management personnel continued

(c)	Remuneration by category continued

Capital Markets Operations

(i)	Directors

Details of the nature and amount of each major element of the remuneration are as follows:

	SHORT-TERM		POST-EMPLOYMENT
	EMPLOYMENT BENEFITS		BENEFITS		TOTAL

	2024	2023	2024	2023	2024	2023
	$	$	$	$	$	$

Damien Frawley – Chair	139 571	126 728	13 960	11 773	153 531	138 501

Michael Carey (1)(4)	-	-	-	-	-	-

Dennis Molloy (2)(4)	-	-	-	-	-	-

Leon Allen (3)(4)	-	-	-	-	-	-

Neville Ide (5)	67 052	37 764	7 283	3 965	74 335	41 729

Karen Smith-Pomeroy (6)	60 676	37 802	6 674	3 969	67 350	41 771

Rosemary Vilgan (7)	67 626	42 786	7 439	4 493	75 065	47 279

John Wilson (8)	65 610	19 589	7 217	2 057	72 827	21 646

Dr Natalie Smith (9)	49 089	-	5 400	-	54 489	-

Jim Stening (10)	-	41 498	-	4 357	-	45 855

Anne Parkin (11)	-	10 964	-	1 151	-	12 115

Total	449 624	317 131	47 973	31 765	497 597	348 896

(1)	Appointed 21 September 2023

(2)	Appointed 25 January 2023, Term ended 21 September 2023

(3)	Resigned 8 December 2023

(4)	No remuneration is payable to the Queensland Treasury representative

(5)	Leave of absence for term as Interim Chief Executive Officer 3 January 2023 to 19 February 2023

(6)	Term ended 30 September 2022. Reappointed 15 December 2022

(7)	Term ended 30 September 2023. Reappointed 1 October 2023

(8)	Appointed 15 December 2022

(9)	Appointed 21 September 2023

(10)	Term ended 30 June 2023

(11)	Term ended 30 September 2022

54	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

Notes to the Financial Statements

Other information

For the year ended 30 June 2024

20	Key management personnel continued

(c) Remuneration by category continued

Capital Markets Operations continued

(ii)	Executive Leadership Team

Details of the nature and amount of each major element of the remuneration of the executive management personnel are as follows:

POST- EMPLOYMENT BENEFITS
		SHORT-TERM			LONG-TERM BENEFITS
		EMPLOYMENT BENEFITS				TOTAL

30 JUNE 2024	BASE $	SHORT-TERM INCENTIVE $	NON- MONETARY $	$	$	$

Chief Executive	770 859	261 927	18 765	27 399	174 618	1 253 568

Managing Director, Funding and Markets (1)	413 041	213 794	18 765	22 657	71 265	739 522

Managing Director, Advisory (2)	370 602	154 742	15 733	27 399	51 581	620 057

Managing Director, Risk, and Chief Risk Officer (3)	405 489	140 086	10 337	24 764	46 695	627 371

Managing Director, Business Services and Chief Operating Officer (4)	379 481	131 669	15 169	21 076	43 890	591 285

Total	2 339 472	902 218	78 769	123 295	388 049	3 831 803

(1)	Commenced 4 September 2023

(2)	Appointed on 7 July 2023, from Acting Managing Director, Advisory

(3)	Commenced 7 August 2023

(4)	Commenced 26 September 2023

Managing Directors were appointed to role across the first three months of the year. Persons temporarily acting in these positions have not been classified as key management personnel as they were not involved in the planning, directing, and controlling activities of the organisation for a material part of the financial year.

POST- EMPLOYMENT BENEFITS
	SHORT-TERM EMPLOYMENT BENEFITS				LONG-TERM BENEFITS	EX-GRATIA PAYMENTS	TERMINATION BENEFITS
TOTAL

30 JUNE 2023	BASE $	SHORT-TERM INCENTIVE $	NON- MONETARY $	$	$	$	$	$

Chief Executive (1)	303 192	85 590	6 631	9 977	57 060 (11)	-	-	462 450

Interim Chief Executive (2)	117 406	-	-	4 834	-	-	-	122 240

Chief Executive (3)	391 462	-	8 943	14 635	16 500	240 300	385 476	1 057 316

Acting Managing Director, Funding and Markets (4)	165 266	67 775	6 972	16 876	3 873	-	-	260 762

Deputy Chief Executive and Managing Director, Funding and Markets (5)	317 084	-	12 968	16 902	-	-	-	346 954

Acting Managing Director, Client (6)	93 772	33 830	4 959	7 352	-	-	-	139 913

Managing Director, Client (7)	287 236	-	12 142	20 053	11 491	146 385	40 352	517 659

Acting Managing Director, Risk, and Chief Risk Officer (8)	85 470	33 140	4 863	7 352	1 301	-	-	132 126

Managing Director, Risk, and Chief Risk Officer (7)	271 384	-	11 429	20 053	12 998	143 020	39 346	498 230

Acting Managing Director, Finance, Technology and Data (9)	78 480	-	3 810	8 629	1 943	-	-	92 862

Managing Director, Finance, Technology and Data, and Chief Financial Officer (10)	253 375	-	11 429	20 053	9 215	64 285	335 697	694 054

Managing Director, Culture and Performance, and Company Secretary (10)	230 647	-	13 107	20 053	6 079	56 580	303 017	629 483

Total	2 594 774	220 335	97 253	166 769	120 460	650 570	1 103 888	4 954 049

(1)	Commenced 20 February 2023

(2)	Appointed for the period 3 January 2023 to 19 February 2023

(3)	Ceased 31 December 2022

(4)	Commenced 25 January 2023

(5)	Ceased 24 January 2023

(6)	Commenced 25 March 2023
(7)	Ceased 9 March 2023

(8)	Commenced 27 March 2023

(9)	Commenced 22 March 2023

(10)	Commenced 1 July 2022, ceased 15 March 2023

(11)	Long-term benefit for the Chief Executive is a deferred STI

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	55

Notes to the Financial Statements

Other information

For the year ended 30 June 2024

20	Key management personnel continued

(c) Remuneration by category continued

Capital Markets Operations continued

(ii)	Executive Leadership Team continued

Details regarding the STI paid and deferred of the executive management personnel are as follows:

POSITION	STI CASH AMOUNT 2024	DEFERRED PERFORMANCE AMOUNT RELATING TO 2024	TOTAL PERFORMANCE RELATED INCENTIVES 2024	DEFERRED STI RELATING TO PRIOR YEAR PERFORMANCE VESTING IN 2024

	$	$	$	$

Chief Executive	261 927	174 618	436 545	28 530

Managing Director, Funding and Markets	213 794	71 265	285 059	-

Managing Director, Advisory	154 742	51 581	206 323	-

Managing Director, Risk, and Chief Risk Officer	140 086	46 695	186 781	-

Managing Director, Business Services and Chief Operating Officer	131 669	43 890	175 559	-

Total	902 218	388 049	1 290 267	28 530

The STI for all managing directors contained a deferred element in 2023-24.

POSITION	STI CASH AMOUNT 2023	DEFERRED PERFORMANCE AMOUNT RELATING TO 2023	TOTAL PERFORMANCE RELATED INCENTIVES 2023	DEFERRED STI RELATING TO PRIOR YEAR PERFORMANCE VESTING IN 2023

	$	$	$	$

Chief Executive	85 590	57 060	142 650	-

Only the STI of the Chief Executive Officer contained a deferred element in 2022-23.

State Investment Operations

(iii)	Directors

Details of the nature and amount of each major element of the remuneration are as follows:

	SHORT-TERM		POST-EMPLOYMENT		TOTAL
	EMPLOYMENT BENEFITS		BENEFITS

	2024	2023	2024	2023	2024	2023
	$	$	$	$	$	$

Michael Carey - Chair (1)(3)	-	-	-	-	-	-

Maryanne Kelly - Chair (2)(3)	-	-	-	-	-	-

Dennis Molloy - Chair (3)(4)	-	-	-	-	-	-

William Ryan (3)	-	-	-	-	-	-

Philip Graham (5)	52 178	33 018	5 740	3 467	57 918	36 485

Cate Wood (6)	52 178	33 018	5 740	3 467	57 918	36 485

Brendan O’Farrell (7)	44 722	-	4 919	-	49 641	-

Wendy Tancred (7)	44 722	-	4 919	-	49 641	-

Maria Wilton (8)	6 790	33 018	747	3 467	7 537	36 485

Total	200 590	99 054	22 065	10 401	222 655	109 455

(1)	Appointed for the period 3 October 2023 to 24 April 2024

(2)	Resigned 2 October 2023

(3)	Queensland Treasury representative. No additional remuneration is paid for this appointment.

(4)	Appointed 24 April 2024

(5)	Term ended 30 June 2022, reappointed 7 July 2022

(6)	Appointed 7 July 2022

(7)	Appointed 21 September 2023

(8)	Term ended 30 June 2022, reappointed 7 July 2022, resigned 13 September 2023

(d)	Other transactions

QTC’s CMB members’ directorships are disclosed in the corporate governance section of the Annual Report. No remuneration is paid or payable by QTC to the Under Treasurer as QTC’s Corporation Sole.

There were no transactions between QTC and entities controlled by key management personnel or loans to/from key management personnel during the financial year.

56	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

Notes to the Financial Statements

Other information

For the year ended 30 June 2023

21	Auditor’s remuneration

The external auditor (Auditor-General of Queensland) does not provide any consulting services to QTC. Details of amounts paid or payable to the auditor of QTC (GST exclusive) are shown below:

	2024 $	2023 $

Audit services

Audit of QTC financial statements	420 150	397 000

22	Investments in companies

Investments in the following companies are held at cost:

NAME	PRINCIPAL ACTIVITIES

Queensland Treasury Holdings Pty Ltd (QTH)	Holding company for several subsidiaries and strategic investments held on behalf of the State of Queensland

Queensland Lottery Corporation Pty Ltd	Holds the Golden Casket lottery licence and trademarks

DBCT Holdings Pty Ltd	Holds the bulk coal terminal tenure and facilities at Dalrymple Bay near Mackay, which it has leased under a long-term lease arrangement

Queensland Airport Holdings (Mackay) Pty Ltd	Owns the Mackay airport land and infrastructure, which it has leased under a 99 year lease arrangement

Queensland Airport Holdings (Cairns) Pty Ltd	Owns the Cairns airport land and infrastructure, which it has leased under a 99 year lease arrangement

Brisbane Port Holdings Pty Ltd	Owns the Port of Brisbane tenure and infrastructure, which it has leased under a 99 year lease arrangement

QTH is incorporated and domiciled in Brisbane, Australia. QTH holds a 100% beneficial interest in the companies listed above. QTC does not apply the equity method to its investment in QTH (refer note 2(n) Judgments and assumptions).

23	Dividends

Each year the CMB determines the appropriate level of dividends to be paid to the Queensland Government taking into consideration the financial situation of the Corporation. No dividend was declared or paid during the year (2023: $40 million).

24	Events subsequent to balance date

There are no matters or circumstances that have arisen since the end of the financial year that have significantly affected or may significantly affect the Capital Markets Operations segment of QTC, the results of these operations or the state of affairs of QTC’s Capital Markets Operations segment in future years.

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	57

Certificate of the Queensland Treasury Corporation

The foregoing general purpose financial statements have been prepared pursuant to section 62(1) of the Financial Accountability Act 2009 (the FA Act), section 39 of the Financial and Performance Management Standard 2019 and other prescribed requirements.

The Directors draw attention to note 2(a) to the financial statements, which includes a statement of compliance with International Financial Reporting Standards.

In accordance with section 62(1)(b) of the FA Act we certify that in our opinion:

i.	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects, and

ii.

the foregoing annual financial statements have been drawn up so as to present a true and fair view of Queensland Treasury Corporation’s assets and liabilities, financial position and financial performance for the year ended 30 June 2024.

We acknowledge responsibility under section 7 and section 11 of the Financial and Performance Management Standard 2019 for the establishment and maintenance, in all material respects, of an appropriate and effective system of internal controls and risk management processes with respect to financial reporting throughout the reporting period.

The financial statements are authorised for issue on the date of signing this certificate which is signed in accordance with a resolution of the Capital Markets Board.

D J FRAWLEY	L ALLEN
Chairman	Chief Executive Officer

Brisbane
19 August 2024

58	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

Independent Auditor’s Report

INDEPENDENT AUDITOR’S REPORT

To the Capital Markets Board of Queensland Treasury Corporation (QTC)

Report on the audit of the financial report

Opinion

I have audited the accompanying financial report of Queensland Treasury Corporation.

The financial report comprises the balance sheet as at 30 June 2024, the statement of comprehensive income, statement of changes in equity and statement of cash flows for the year then ended, notes to the financial statements including material accounting policy information, and the management certificate given by the Chairman and Chief Executive Officer.

In my opinion, the financial report:

a)	gives a true and fair view of the entity’s financial position as at 30 June 2024, and its financial performance and cash flows for the year then ended

b)	complies with the Financial Accountability Act 2009, the Financial and Performance Management Standard 2019 and Australian Accounting Standards.

Basis for opinion

I conducted my audit in accordance with the Auditor-General Auditing Standards, which incorporate the Australian Auditing Standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Report section of my report.

I am independent of the entity in accordance with the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (including independence standards) (the Code) that are relevant to my audit of the financial report in Australia. I have also fulfilled my other ethical responsibilities in accordance with the Code and the Auditor-General Auditing Standards.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Key audit matters

Key audit matters are those matters that, in my professional judgement, were of most significance in my audit of the financial report of the current period. I addressed these matters in the context of my audit of the financial report as a whole, and in forming my opinion thereon, and I do not provide a separate opinion on these matters.

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	59

Valuation, presentation and disclosure of financial assets at fair value through profit or loss for State Investment Operations (SIO) ($46.5 billion as at 30 June 2024)

(Refer Notes 15, 16 and 17)

Key audit matter	How my audit addressed this key audit matter

Financial assets at fair value through profit or loss held by SIO (which incorporates the Long Term Assets (LTA) and the Queensland Future Fund (QFF)) represent investments in unlisted unit trusts (‘the trusts’) managed by QIC Limited (QIC). The trusts in turn invest in various asset classes, some of which are illiquid in nature (‘underlying investments’).

The fair value of these underlying investments is based on the pre-distribution exit prices as at 30 June 2024 as advised by QIC to QTC on 6 August 2024.

In some instances, the prices advised by QIC are based on unaudited valuation statements provided by the external managers of the underlying investments that relate to a date prior to 30 June 2024. Significant judgement is required to determine whether the unaudited valuations advised by QIC are materially consistent with the fair value as at 30 June 2024, or if an adjustment is required.

QIC continues to monitor and provide updated advice to QTC on the potential impact on the value of these investments arising from the subsequent receipt of updated valuations from external managers and audited financial statements.

Additionally, there is a high level of subjectivity in classifying the investments in the appropriate level within the fair value hierarchy for the following reasons:

a.	some of the underlying assets are considered illiquid in nature (i.e., these are not readily convertible to cash)
b.	SIO is the sole investor in some of the trusts, and as a result there are restrictions that may be imposed by QIC on SIO to liquidate the investments.

My procedures included but were not limited to:

•	evaluating the audited assurance report on controls over investment management services for the year 1 July 2023 to 30 June 2024 to confirm that the controls at QIC are appropriately designed, implemented, and operated effectively.

•	assessing the representation letter provided by QIC to QTC confirming the following processes were performed by QIC:

–	checks performed over pricing of the underlying assets at 30 June 2024 and

–	checks performed post balance date on prices for highly illiquid investments.

•	confirming the value of the investments reported at 30 June 2024 by:

–	agreeing the reported value in QIC’s confirmation to the financial statements

–

obtaining a confirmation from QIC on any changes to the value initially reported and assessing the impact of changes in value to the financial statements. Where the change in prices is materially different to the prices initially determined at 30 June 2024, we request management to recognise the change in the prices to reflect the correct valuation.

•	obtaining an understanding of the underlying investments in the trusts and the pricing mechanism adopted by QIC. This in turn determines the appropriate fair value hierarchy disclosure in the financial statements of QTC under AASB13 Fair Value Measurement.

•	evaluating the fair value hierarchy disclosure in note 17 to ensure the classification is in accordance with my understanding of the underlying investment and pricing mechanism, and in accordance with AASB13 Fair Value Measurement.

60	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

Other information

Those charged with governance are responsible for the other information.

The other information comprises the information included for the year ended 30 June 2024 but does not include the financial report and our auditor’s report thereon.

My opinion on the financial report does not cover the other information and accordingly I do not express any form of assurance conclusion thereon.

In connection with my audit of the financial report, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial report, or my knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work I have performed, I conclude that there is a material misstatement of this other information, I am required to report that fact.

I have nothing to report in this regard.

Responsibilities of the Board for the financial report

The Board is responsible for the preparation of the financial report that gives a true and fair view in accordance with the Financial Accountability Act 2009, the Financial and Performance Management Standard 2019 and Australian Accounting Standards, and for such internal control as the Board determines is necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error.

The Board is also responsible for assessing the entity’s ability to continue as a going concern, disclosing, as applicable, matters relating to going concern and using the going concern basis of accounting unless it is intended to abolish the entity or to otherwise cease operations.

Auditor’s responsibilities for the audit of the financial report

My objectives are to obtain reasonable assurance about whether the financial report as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with the Australian Auditing Standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial report.

A further description of my responsibilities for the audit of the financial report is located at the Auditing and Assurance Standards Board website at:

https://www.auasb.gov.au/auditors_responsibilities/ar6.pdf

This description forms part of my auditor’s report.

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	61

Statement

In accordance with s.40 of the Auditor-General Act 2009, for the year ended 30 June 2024

a)	I received all the information and explanations I required.

b)	I consider that, the prescribed requirements in relation to the establishment and keeping of accounts were complied with in all material respects.

Prescribed requirements scope

The prescribed requirements for the establishment and keeping of accounts are contained in the Financial Accountability Act 2009, any other Act and the Financial and Performance Management Standard 2019. The applicable requirements include those for keeping financial enable the preparation of a true and fair financial report.

20 August 2024
Rachel Vagg	Queensland Audit Office
Auditor-General	Brisbane

62	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

APPENDICES

Appendix A –

Statutory and mandatory disclosures	64

Appendix B – Glossary	65

Appendix C – Compliance checklist	66

Appendix D – Contacts	67

ANNUAL REPORT 2023-24 Queensland Treasury Corporation	63

Appendix A – Statutory and mandatory disclosures

QTC is required to make various disclosures in its Annual Report. QTC is also required to make various disclosures on the Queensland Government’s Open Data website in lieu of inclusion in its Annual Report. This appendix sets out those mandatory disclosure statements that are not included elsewhere in the report or made available on the Open Data website.

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. QTC did not receive any requests for interpreters in 2023–24.

Information systems and record keeping

QTC adheres to the Public Records Act 2002 and the General Retention and Disposal Schedule with respect to information and records management. No serious breaches of QTC’s information were experienced during the reporting period.

QTC has embarked on a program of work to continuously build upon and improve information and records management maturity. This program ensures that information, data and records can continue to be relied upon and managed as vital assets to QTC’s strategic and operational goals. In December 2023, QTC undertook an education and communication campaign, which emphasised the proper access, handling and security classification of information assets from a records-centric perspective. In February 2024, QTC undertook a hard copy disposal round following the development of a disposal plan. The disposal was carried out in accordance with the General Retention and Disposal Schedule together with appropriate disposal documentation.

The majority of QTC records are created and managed digitally in QTC’s designated records management system. QTC continues to advance its information management maturity through enhancing enterprise-wide search, data classification, and reporting and records capabilities.

Public Sector Ethics Act 1994

QTC provides the following information pursuant to obligations under section 23 of the Public Sector Ethics Act 1994 (Qld) (the Act) to report on action taken to comply with certain sections of the Act.

QTC employees are required to comply with QTC’s Code of Conduct, which aligns with the ethics principles and values in the Act, as well as the Code of Conduct and market standards established by the Australian Financial Markets Association of which QTC is a member. Both codes are available to employees via QTC’s intranet. A copy of QTC’s Code of Conduct can be inspected by contacting QTC’s Human Resources Group (see Appendix D for contact details). Appropriate education and training about QTC’s Code of Conduct, expected standards of conduct and ethical issues has been provided to all new and existing QTC staff.

QTC’s human resource management and corporate governance policies and practices ensure that QTC acts ethically with regard to the conduct of its business activities and within appropriate law, policy and convention, and addresses the systems and processes necessary for the proper direction and management of its business and affairs.

QTC is committed to:

∎	observing high standards of integrity and fair dealing in the conduct of its business, and

∎	acting with due care, diligence and skill.

QTC’s Compliance Policy requires that QTC and all employees comply with the letter and the spirit of all laws and regulations, industry standards, and relevant government policies, as well as QTC’s own policies and procedures.

Human Rights Act 2019

QTC’s strategic and operational plans are in line with the objectives of the Human Rights Act 2019 (the Act). The plans aim to ensure QTC is respecting, protecting and promoting human rights in decision-making and actions.

The Act requires QTC to consider human rights when performing functions of a public nature and only limit human rights after careful consideration. QTC’s internal policies and practices are aligned to the Act.

Remuneration: Board and Committee

For the year ending 30 June 2024, the remuneration and committee fees of the QTC Capital Market Board members (excluding superannuation contributions and non-monetary benefits) were as follows:

Board		Committee

Chairperson	$119,500	Chairperson	$6,658

Member	$59,800	Member	$5,152

The total remuneration paid to the members of the QTC Capital Markets Board was $484,094 and the total on-costs (including travel, accommodation, car parking and professional memberships for members) was $21,184.

For the year ending 30 June 2024, the remuneration and committee fees of the QTC State Investment Advisory Board members (excluding superannuation contributions and non-monetary benefits) were as follows:

Board

Member	$57,500

The total remuneration paid to the members of the QTC State Investment Advisory Board was $222,655 and the total on-costs (including travel and accommodation for members) was $9,198.

Related entities

The related entities in Note 22 are not equity accounted in the financial report of Queensland Treasury Corporation. These entities are consolidated into Queensland Treasury’s financial report.

64	ANNUAL REPORT 2023-24 Queensland Treasury Corporation

Appendix B – Glossary

Basis point: One hundredth of one per cent (0.01 per cent).

BBSR: Bank Bill Swap Rate

Bond: A financial instrument where the borrower agrees to pay the investor a rate of interest for a fixed period of time. A typical bond will involve regular interest payments and a return of principal at maturity.

Budget Update: Mid-Year Fiscal and Economic Review.

CP (commercial paper): A short-term money market instrument issued at a discount with the full face value repaid at maturity. CP can be issued in various currencies with a term to maturity of less than one year.

Credit rating: Measures a borrower’s creditworthiness and provides an international framework for comparing the credit quality of issuers and rated debt securities. Rating agencies allocate three kinds of ratings: issuer credit ratings, long-term debt and short-term debt. Issuer credit ratings are among the most widely watched. They measure the creditworthiness of the borrower including its capacity and willingness to meet financial obligations.

Fixed Income Distribution Group: A group of financial intermediaries who market and make prices in QTC’s debt instruments.

Floating rate notes (FRNs): A debt instrument which pays a variable rate of interest (coupon) at specified dates over the term of the debt, as well as repaying the principal at the maturity date. The floating rate is usually a money market reference rate, such as BBSW, plus a fixed margin. Typically the interest is paid quarterly or monthly.

GOC: Government Owned Corporation.

Green bonds: QTC green bonds on issue are guaranteed by the Queensland State Government, issued under the AUD Bond Program with Rule 144A capability and certified by the Climate Bonds Initiative (CBI). Proceeds from QTC green bonds are allocated against eligible projects and assets in accordance with QTC’s Green Bond Framework. Eligible projects and assets are those funded, entirely or in part, by the Queensland Government, State-Government related entities and local governments that support Queensland’s pathway to climate resilience and an environmentally sustainable economy. QTC’s Green Bond Framework is aligned with the CBI Climate Bonds Standard and the International Capital Market Association (ICMA) Green Bond Principles allowing QTC to issue both CBI certified green bonds and ICMA aligned green bonds. An independent third party provides assurance of QTC’s framework, eligible project and asset pool and green bonds on issue.

Issue price: The price at which a new security is issued in the primary market.

Liquid: Markets or instruments are described as being liquid, and having depth, if there are enough buyers and sellers to absorb sudden shifts in supply and demand without price distortions.

Market value: The price at which an instrument can be purchased or sold in the current market.

MTN (Medium-Term Note): A financial debt instrument that can be structured to meet an investor’s requirements in regards to interest rate basis, currency and maturity. MTNs usually have maturities between nine months and 30 years.

QTC: Queensland Treasury Corporation.

RBA: Reserve Bank of Australia.

T-Note (Treasury Note): A short-term money market instrument issued at a discount with the full face value repaid at maturity. T-Notes are issued in Australian dollars with a term to maturity of less than one year.

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Appendix C – Compliance checklist

SUMMARY OF REQUIREMENT		BASIS FOR REQUIREMENT	ANNUAL REPORT REFERENCE

Letter of compliance	A letter of compliance from the accountable officer or statutory body to the relevant Minister	ARRs – section 7	Page 2

Accessibility	Table of contents	ARRs – section 9.1	Page 1
	Glossary	ARRs – section 9.1	Appendix B
	Public availability	ARRs – section 9.2	Page 1 , Appendix D
	Interpreter service statement	Queensland Government Language Services Policy ARRs – section 9.3	Appendix D
	Copyright notice	Copyright Act 1968 ARRs – section 9.4	Back cover

General information	Introductory information	ARRs – section 10	Page 3-7

Non-financial performance	Government’s objectives for the community	ARRs – section 11.1	Pages 8-13, 15
	Agency objectives and performance indicators	ARRs – section 11.2	Pages 4, 6-13

Financial performance	Summary of financial performance	ARRs – section 12.1	Pages 6-7, Notes to Financial Statements: Pages 28-57

Governance – management and structure	Organisational structure	ARRs – section 13.1	Pages 16-21
	Executive management	ARRs – section 13.2	Page 20
	Public Sector Ethics	Public Sector Ethics Act 1994 ARRs – section 13.4	Appendix A
	Human Rights	Human Rights Act 2019 ARRs – section 13.5	Appendix A

Governance – risk management and accountability	Risk management	ARRs – section 14.1	Pages 13, 17
	Audit committee	ARRs – section 14.2	Page 17
	Internal audit	ARRs – section 14.3	Page 20
	Information systems and record keeping	ARRs – section 14.5	Appendix A

Governance – human resources	Strategic workforce planning and performance	ARRs – section 15.1	Pages 14

Open Data	Statement advising publication of information	ARRs – section 16	Appendix A
	Consultancies	ARRs – section 31.1	Appendix A
	Overseas travel	ARRs – section 32.2	Appendix A
	Queensland Language Services Policy	ARRs – section 31.3	Appendix A

Financial statements	Certification of financial statements	FAA – section 62 FPMS – sections 38, 39 and 46 ARRs – section 17.1	Page 58

	Independent Auditor’s Report	FAA – section 62 FPMS – section 46 ARRs – section 17.2	Pages 59-62

Note: This checklist excludes reference to any requirements that do not apply to QTC for the current reporting period.

FAA: Financial Accountability Act 2009.

FPMS: Financial and Performance Management Standard 2019.

ARRs: Annual report requirements for Queensland Government agencies.

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Appendix D – Contacts

Queensland Treasury Corporation

Level 31, 111 Eagle Street

Brisbane Queensland Australia

GPO Box 1096

Brisbane Queensland

Australia 4001

Telephone:	+61 7 3842 4600
Email:	enquiry@qtc.com.au

Queensland Treasury Corporation’s annual reports (ISSN 1837-1256 print; ISSN 1837-1264 online) are available on QTC’s website.

If you would like a copy of a report posted to you, please call QTC’s reception on +61 7 3842 4600. If you would like to comment on a report, please complete the online enquiry form located on our website.

Telephone

Queensland Treasury Corporation (Reception)	+61 7 3842 4600

Stock Registry (Link Market Services Ltd)	1800 777 166

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. If you have difficulty understanding this report, please contact QTC’s reception on +61 7 3842 4600 and we will arrange for an interpreter to assist you.

Information for institutional investors

Core to its key funding principles, QTC is committed to being open and transparent with investors and its partners in the financial markets.

Through its website, QTC provides a range of information for institutional investors on its various funding instruments, it’s indicative term debt borrowing requirement (including daily outstandings) and its Fixed Income Distribution Group. The website also provides information and links about Australia and Queensland to help investors gain a better understanding of:

∎	the different levels of government in Australia

∎	the forms of fiscal support the Australian Government provides to the states and territories

∎	relevant governance practices, legislation and policies

∎	financial data and budget information, and

∎	economic and trade data.

QTC also offers institutional investors the ability to subscribe from its institutional investor section of the website to quarterly funding and market announcement updates, and QTC’s weekly AUD Bond Outstandings report.

Bloomberg ticker: qtc

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QUEENSLAND TREASURY CORPORATION GPO Box 1096 Brisbane QLD Australia 4001 T: +61 7 3842 4600 E: enquiry@qtc.com.au © Queensland Treasury Corporation 2024